UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )

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McCORMICK & COMPANY, INCORPORATED

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McCORMICK & COMPANY, INCORPORATED 18 Loveton Circle, Sparks, Maryland 21152

February 14, 2014

I am pleased to invite you to attend the March 26, 2014, Annual Meeting of Stockholders, which will again be held at the Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030.

The meeting will start promptly at 10:00 a.m. Please arrive as early as 9:00 a.m. to enjoy tea and coffee and visit with friends.

Prior to the meeting, I encourage you to review the Company’s Annual Report to Stockholders for the 2013 fiscal year.

In 2013, McCormick employees around the world made significant progress with our strategies to grow sales and improve productivity. During the year, we achieved solid sales growth, expanded our business in China with an acquisition, delivered $63 million of cost savings with our Comprehensive Continuous Improvement (CCI) program and reported record cash flow. Our financial results reflected our progress. We grew sales 3% through product innovation, effective brand marketing support and the acquisition of Wuhan Asia Pacific Condiments. With our expanding geographic presence, our percentage of sales in emerging markets rose to 15% in 2013 from 10% in 2011. While profit growth in 2013 was unfavorably impacted by a year-on-year increase in higher retirement benefit costs, cash flow from operations reached $465 million and we returned a record $357 million to McCormick’s shareholders through dividends and share repurchases, exceeding $300 million for the first time.

We celebrate our 125th anniversary in 2014. With a culture founded on multiple management, a leading market position and our effective growth strategy, today we have brands in more than 125 countries and territories. Consumer interest in flavor is growing globally and we are well-positioned to meet this demand.

McCormick’s Board of Directors and leadership team are directing our strategy and setting our course for growth. Departing from our Board is George Roche, who has served as a director since 2007 as a member of our Compensation Committee. We sincerely appreciate his contributions and service.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares via the internet, by telephone, or by signing and returning the proxy card so that your shares are represented at the meeting.

Thank you for your continued confidence in our Company. I look forward to seeing you at the meeting!

Best regards,

Alan D. Wilson
Chairman, President and Chief Executive Officer

Notice of Annual Meeting
of Stockholders

March 26, 2014

10:00 a.m.

Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030

The Annual Meeting of Stockholders of McCormick & Company, Incorporated will be held at the Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030 at 10:00 a.m. on March 26, 2014, for the purpose of considering and acting upon:

(1)	the election of directors from the nominees named in the proxy statement to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2)	the approval, on a non-binding advisory basis, of McCormick’s Named Executive Officer compensation for fiscal 2013;

(3)	the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of McCormick to serve for the 2014 fiscal year; and

(4)	any other matters that may properly come before such meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on December 31, 2013, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Only holders of Common Stock are entitled to vote. Holders of Common Stock Non-Voting are welcome to attend the Annual Meeting.

If you are a holder of Common Stock, a proxy card is enclosed. Please vote your proxy promptly by internet, telephone or by mail as directed on the proxy card in order that your stock may be voted at the Annual Meeting.

You may revoke the proxy at any time before it is voted by submitting a later dated proxy card or by subsequently voting via internet or telephone or by attending the Annual Meeting and voting in person.

February 14, 2014

W. Geoffrey Carpenter

Vice President, General Counsel & Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MARCH 26, 2014:

The proxy statement and McCormick’s Form 10-K for the 2013 fiscal year are available at www.proxyvote.com. These materials are also available on McCormick’s Investor Relations website at ir.mccormick.com under “Financial Information,” then “Proxy Materials.”

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SELECTED DEFINITIONS

The following terms are used in the proxy statement and have the meanings noted:

Earnings Per Share (EPS) – net income divided by the total of the average number of shares of common stock and common stock equivalents (e.g., stock options) outstanding.

Exchange Act – the Securities Exchange Act of 1934, as amended.

Market Group – those consumer products companies listed under “How We Determined Executive Compensation for Fiscal 2013.” The Compensation Committee of the Board of Directors compares the executive compensation programs of these companies to the total targeted compensation for each position occupied by McCormick’s executive officers, including its Named Executive Officers.

Named Executive Officers – the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Company’s three most highly compensated executive officers, other than the CEO and CFO, and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. In this proxy statement, our Named Executive Officers consist of Alan D. Wilson, Gordon M. Stetz, Jr., W. Geoffrey Carpenter, Lawrence E. Kurzius, Charles T. Langmead and one additional individual, Mark T. Timbie, who retired (effective July 1, 2013) prior to the end of fiscal 2013.

Non-Qualified Stock Option – an award to purchase shares of stock at a specified exercise price. Non-qualified stock options do not qualify for special tax treatment under Sections 422 or 423 of the Internal Revenue Code.

Peer Group – those manufacturers of food products listed under “Elements of Executive Compensation.” The Compensation Committee establishes the financial performance targets used by McCormick for its performance-based incentive plans based on an analysis of the financial performance of the Peer Group companies because they are companies with whom we compete for equity investors.

Record Date – the date established by the Board of Directors for determining the stockholders eligible for notice of, and to vote at, the Annual Meeting of Stockholders. The Record Date for the 2014 Annual Meeting of Stockholders is December 31, 2013.

Restricted Stock Unit (RSU) – A restricted stock unit is an award equal in value to, and payable in, company stock. Company stock is not issued at the time of the grant, but is issued after the recipient of the RSU satisfies the vesting requirements. Dividends and voting rights begin only upon issuance of the underlying stock.

Total Stockholder Return (TSR) – share price appreciation over a given period of time plus dividends paid on the shares over the same time period.

2014 ANNUAL MEETING OF STOCKHOLDERS ADMISSION GUIDELINES

•	Please bring a photo ID as you may be asked to present it in order to be admitted to the 2014 Annual Meeting of Stockholders.
•	The use of cameras, camcorders, videotaping equipment, and other recording devices will not be permitted in Martin’s Valley Mansion. Attendees may not bring into Martin’s Valley Mansion large packages or other material that could pose a safety or disruption hazard.

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PROXY STATEMENT

General Information

This proxy statement is furnished on or about February 14, 2014 to the holders of Common Stock in connection with the solicitation by the Board of Directors of McCormick of proxies to be voted at the 2014 Annual Meeting of Stockholders or any adjournments thereof.

The shares represented by all proxies received will be voted in accordance with the instructions contained in the proxies. Any proxy given may be revoked at any time before it is voted by submitting a later dated proxy card, or by subsequently voting via internet or telephone or by attending the Annual Meeting and voting in person. Such right of revocation is not limited or subject to compliance with any formal procedure. Attending the Annual Meeting will not automatically revoke a stockholder’s prior internet or telephone vote or the stockholder’s proxy.

The cost of the solicitation of proxies will be borne by McCormick. In addition to the solicitation of proxies by use of the mails, officers and employees of McCormick may solicit proxies by telephone, electronic mail, personal interview, and/or through the Internet. We also may request that brokers and other custodians, nominees, and fiduciaries forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and McCormick may reimburse them for their expenses in so doing.

Record Date. At the close of business on the Record Date, there were 12,162,320 shares of Common Stock outstanding, which constitute all of the outstanding voting shares of McCormick. Except for certain voting limitations imposed by the Charter on beneficial owners of 10% or more of the outstanding shares of Common Stock, each share of Common Stock is entitled to one vote. Only holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting or any adjournments thereof.

References in this proxy statement to “Common Stock” do not refer to shares of Common Stock Non-Voting, which are not entitled to vote at the Annual Meeting or any adjournments thereof.

PRINCIPAL STOCKHOLDERS

Set forth below is certain information on those persons known to us to beneficially own more than five percent of the Common Stock of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Common Stock	McCormick 401(k) Retirement Plan 18 Loveton Circle Sparks, Maryland 21152	2,435,326(2)	20.0%
Common Stock	Harry K. Wells P.O. Box 409 Riderwood, Maryland 21139	1,013,246(3)	8.3%
(1)	All shares beneficially owned as of the Record Date.

(2)	The plan is not the beneficial owner of the shares of Common Stock for purposes of the voting limitations described in our Charter. Each plan participant has the right to vote all shares of Common Stock allocated to such participant’s plan account. The plan’s Investment Committee possesses investment discretion over the shares of Common Stock, except that, in the event of a tender offer, each participant of the plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant’s account. The current members of the Investment Committee are Joyce L. Brooks, Vice President – Investor Relations, W. Geoffrey Carpenter, Vice President, General Counsel & Secretary, Lisa B. Manzone, Vice President – Compensation & Benefits, Paul C. Beard, Senior Vice President – Finance, Cecile K. Perich, Senior Vice President – Human Relations, and Gordon M. Stetz, Jr., Executive Vice President & Chief Financial Officer.

(3)	Shares are held in two trusts.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

McCormick has adopted Corporate Governance Guidelines, which are available on its Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Corporate Governance Guidelines.” These Guidelines contain general principles regarding the function of McCormick’s Board of Directors and Board Committees. The Guidelines are reviewed on an annual basis by the Nominating/ Corporate Governance Committee of the Board, which submits to the Board for approval any changes deemed desirable or necessary.

As noted in last year’s proxy statement, the Corporate Governance Guidelines have been amended to make clear that directors and executive officers of the Company may not pledge Company stock as collateral for a loan or otherwise use Company stock to secure a debt, and may not engage in any hedging transactions with respect to Company stock.

Independence of Directors

McCormick’s Corporate Governance Guidelines require that a majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the Listing Standards of the New York Stock Exchange (the “NYSE”), the Board must affirmatively determine that the director has no direct or indirect material relationship with McCormick. The NYSE’s director independence guidelines are incorporated in McCormick’s Corporate Governance Guidelines, which are used by the Board in making independence determinations. The Board has determined that the following directors are independent: John P. Bilbrey, J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Patricia Little, Michael D. Mangan, Margaret M.V. Preston, George A. Roche, William E. Stevens and Jacques Tapiero.

In connection with these independence determinations, the Board considered the following:

•	John P. Bilbrey is an executive officer of The Hershey Company and a commercial relationship exists between McCormick and The Hershey Company. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made to McCormick by The Hershey Company are substantially less than 2% of the consolidated gross revenues of The Hershey Company; (2) Mr. Bilbrey does not participate in the negotiation of commercial transactions on behalf of The Hershey Company, nor has he been involved in the execution of any commercial transactions between McCormick and The Hershey Company since their inception; and (3) the products supplied by McCormick to The Hershey Company are readily available from other sources of supply. For fiscal 2013, all commercial transactions between McCormick and The Hershey Company amounted to less than $1,000,000, which is substantially less than 2% of the consolidated gross revenues of The Hershey Company. All commercial transactions were conducted at arm’s length and consisted of products The Hershey Company purchased from McCormick and Hershey Entertainment & Resort tickets McCormick purchased from The Hershey Company.

•	Patricia Little is an executive officer of Kelly Services, Inc. and a commercial relationship exists between McCormick and Kelly Services, Inc. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made by McCormick to Kelly Services, Inc. are substantially less than 2% of the consolidated gross revenues of Kelly Services, Inc.; (2) Ms. Little does not participate in the negotiation of commercial transactions on behalf of Kelly Services, Inc., nor has she been involved in the execution of any commercial transactions between McCormick and Kelly Services, Inc. since their inception; and (3) the services provided by Kelly Services, Inc. to McCormick are readily available from other workplace staffing companies. For fiscal 2013, all commercial transactions between McCormick and Kelly Services, Inc. amounted to less than $1,000,000, which is substantially less than 2% of the consolidated gross revenues of Kelly Services, Inc. All commercial transactions were conducted at arm’s length and consisted of temporary services McCormick purchased from Kelly Services, Inc.

•	Margaret M.V. Preston is a Managing Director and Regional Executive with US Trust, Bank of America Private Wealth Management – an affiliate of Bank of America Corporation – and a commercial relationship exists between Bank of America Corporation and McCormick. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) McCormick has no commercial relationship with Bank of America Private Wealth Management; (2) the payments made by McCormick to Bank of America Corporation and its affiliates are substantially less than 2% of the consolidated gross revenues of Bank of America Corporation; (3) Ms. Preston is not an officer of Bank of America Corporation and does not participate in the negotiation of the commercial transactions on behalf of Bank of America Corporation; and (4) the services provided by Bank of America Corporation to McCormick are readily available from other banking institutions. For fiscal 2013, all commercial transactions between McCormick and Bank of America Corporation amounted to less than $1,000,000, which is substantially less than 2% of the consolidated gross revenues of Bank of America Corporation. All commercial transactions were conducted at arm’s length and consisted of payments McCormick made to Bank of America Corporation for banking services principally related to McCormick’s credit facility, notes issuance and interest rate hedging. McCormick did not engage in any commercial transactions with Bank of America Private Wealth Management.

For these reasons, the Board has concluded that Mr. Bilbrey, Ms. Little and Ms. Preston have no direct or indirect material relationship with McCormick that would preclude a determination of independence.

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Procedure Regarding Transactions with a Related Person

McCormick maintains a written related person transactions procedure that is administered by members of McCormick’s management and the Audit Committee of the Board. The written procedure applies to any transaction with a “related person” (defined by Item 404(a) of Regulation S-K under the Exchange Act) in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, other than:

(a)	a transaction involving $120,000 or less when aggregated with all similar transactions;

(b)	a transaction involving compensation to a director or director nominee that is required to be reported pursuant to Item 402(k) of Regulation S-K under the Exchange Act;

(c)	a transaction involving compensation to an executive officer if (i) the executive officer is not an immediate family member of an executive officer or director of the Company, (ii) the compensation is reported pursuant to Item 402 of Regulation S-K under the Exchange Act (or would be required to be reported under such regulation if the executive were a “named executive officer” under such regulation), and (iii) the compensation was approved by the Board of Directors or the Compensation Committee;

(d)	a transaction where the related person’s interest arises from such person’s position as a director of another entity that is a party to the transaction;

(e)	a transaction where the related person’s interest arises from the direct or indirect ownership by such person and their immediate family, in the aggregate, of less than a 10% equity interest in another entity that is a party to the transaction; and

(f)	any other transaction that is not required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act.

The procedure provides that any actual or potential related person transaction that is identified during McCormick’s quarterly management certification process is reviewed and analyzed by McCormick’s corporate controllership and legal staff (the “Management Reviewers”). If the transaction in question is determined to be a related person transaction but (i) it is not material to the Company, and (ii) the commercial terms are consistent with the commercial terms of comparable arm’s length transactions with unrelated third parties, the Management Reviewers shall refer the proposed transaction to the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) for review and appropriate disposition, in their sole discretion. If the CEO or the CFO has a direct or indirect material interest in the transaction or the proposal, then the matter shall be submitted to the Audit Committee for review and disposition (regardless of materiality of the transaction or the reasonableness of the commercial terms).

If the transaction in question is determined to be a related person transaction and (i) it is material to the Company, and/or (ii) the commercial terms are more favorable to the related person than the commercial terms of comparable arm’s length transactions with unrelated third parties, the Management Reviewers shall review the transaction with the CEO and CFO, who shall determine whether to ratify or re-negotiate the actual transaction, or in the case of a proposed transaction whether to accept or reject the proposal. If the CEO and the CFO desire to ratify the transaction or accept the proposal on existing terms, the transaction or proposal shall be submitted to the Audit Committee for review and disposition.

As a general rule, any employee or director who has a direct or indirect material interest in an actual or proposed related person transaction will not participate in the review and disposition of the transaction.

During fiscal year 2013, as part of McCormick’s authorized share repurchase program, McCormick also repurchased shares of its stock from a director, and executive officers. The repurchase price per share was equal to the average of the high and low trading price of the Common Stock Non-Voting on the date of purchase. These repurchases included 13,935 shares repurchased from Kenneth A. Kelly, Jr., formerly the Company’s Senior Vice President & Controller, who retired effective January 1, 2014, for $1,005,898; 10,000 shares repurchased from Mark T. Timbie for $701,925, which occurred after he retired from the Company effective July 1, 2013 as President, Consumer Foods Americas & Chief Administrative Officer; and 7,367 shares repurchased from William E. Stevens for $527,698. The shares repurchased from these persons are less than two percent of the $137,311,332 in share repurchases made by the Company in fiscal 2013 under its authorized share repurchase program.

Business Ethics

McCormick’s business is conducted by its employees under the leadership of its CEO and under the oversight and direction of its Board of Directors for the purpose of enhancing the long-term value of McCormick for its stockholders. McCormick’s management and the Board of Directors believe that the creation of long-term value requires McCormick to conduct its business honestly and ethically as well as in accordance with applicable laws. McCormick has a Business Ethics Policy which was first adopted by the Board more than 25 years ago. The Policy is reviewed annually by management and the Audit Committee of the Board and is amended as circumstances warrant. The Policy is administered by McCormick’s General Counsel under the oversight of the CEO and the Audit Committee. McCormick’s Business Ethics Policy is available on its Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Business Ethics Policy.”

The Audit Committee has established procedures for (i) employees to submit confidential and anonymous reports of suspected illegal or unethical behavior, concerns regarding questionable accounting or auditing matters, or violations of McCormick’s Business Ethics Policy, and (ii) interested persons to submit concerns regarding accounting, internal controls over financial reporting, or auditing matters. Anonymous reports by employees may be made to a confidential “hotline” service, which may be accessed by telephone. As well, concerns regarding such matters may be expressed in e-mails that may be sent to the Chair of the Audit Committee, and/or in correspondence that may be sent to a post office box, to the attention of the General Counsel.

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Available Information

McCormick makes available free of charge through its website ir.mccormick.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). McCormick’s website also includes McCormick’s Corporate Governance Guidelines, Business Ethics Policy and the charters of its Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.

DIRECTORS

Executive Sessions of the Board of Directors

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in regularly scheduled sessions (typically before or after each Board meeting) without the presence of management.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of the Board by writing to the Board, or to a specific director, at:

Board of Directors (or specific director)
McCormick & Company, Incorporated
c/o Corporate Secretary
18 Loveton Circle, Sparks, Maryland 21152

Process for Nominating Potential Director Candidates

The Nominating/Corporate Governance Committee is responsible for selecting potential candidates for Board membership and for recommending qualified candidates to the full Board for nomination. From time to time, the Committee retains search firms to assist with the selection process.

The Committee also considers recommendations of potential candidates from stockholders. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the supporting information concerning the potential candidate’s qualifications, should be submitted in writing to:

Nominating/Corporate Governance Committee
McCormick & Company, Incorporated
c/o Corporate Secretary
18 Loveton Circle, Sparks, Maryland 21152

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Board Membership

Selection Criteria and Qualifications for All Directors

The Nominating/Corporate Governance Committee is responsible for developing the selection criteria to be used in seeking nominees for election to the Board, within the general qualification criteria for director nominees established by the Board in McCormick’s Corporate Governance Guidelines. As well, the Committee is responsible for identifying, screening and selecting potential candidates for Board membership and for recommending qualified candidates to the full Board. The Board will consider qualified candidates recommended by the Nominating/Corporate Governance Committee for election to the Board and determine which candidates to recommend to the Company’s stockholders for election. The Board is responsible for filling vacancies on the Board as they arise.

In evaluating potential candidates, the Board considers the qualifications listed in McCormick’s Corporate Governance Guidelines, including the requirement that nominees should possess the highest personal and professional ethics, integrity and values, and the commitment to represent the long-term interests of the stockholders. Nominees are selected on the basis of their business and professional experience, qualifications, public service and availability, and will be experienced at policy-making levels in business, government, finance or accounting, higher education or other fields relevant to the Company’s global activities.

Nominees are selected to represent all stockholders rather than special interest groups or any group of stockholders. The Board does not have a formal policy with regard to diversity of Board nominees; however, McCormick’s Corporate Governance Guidelines provide that diversity of background is a consideration in selecting Board nominees, and the selection criteria established by the Nominating/Corporate Governance Committee include a preference that candidates enhance the diversity of the Board (for example, with respect to gender, race, ethnicity, and culture). Diversity is valued because the Board believes that a variety of perspectives and experiences contributes to a more enhanced decision-making process.

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Particular Skills Represented on the Board as a Whole

The Nominating/Corporate Governance Committee and the full Board believe a complementary mix of diverse skills, attributes, and experiences will best serve the Company and its stockholders. The director skills summary that appears below, and the related narrative for each director nominee, notes the specific experience, qualifications, attributes, and skills for each director that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. The absence of a • for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

Summary of Skills of Director Nominees

	John P. Bilbrey	J. Michael Fitzpatrick	Freeman A. Hrabowski, III	Patricia Little	Michael D. Mangan	Margaret M. V. Preston	Gordon M. Stetz, Jr.	William E. Stevens	Jacques Tapiero	Alan D. Wilson
Senior executive experience (e.g., CEO, COO, CFO) at a publicly traded multinational company	•	•		•	•	•	•	•	•	•
Consumer marketing experience, or a particular knowledge of the food industry	•		•		•		•	•		•
General management experience in international operations	•	•		•	•	•		•	•	•
Enhances the diversity of the Board (e.g., gender, race, ethnicity, & culture)			•	•		•			•
Strategic leadership at a large, complex, organization	•	•	•	•	•	•	•	•	•	•
High level of financial literacy	•	•		•	•	•	•	•	•	•
Governmental experience; regulatory expertise	•	•	•		•		•		•	•
Merger, acquisition and/or joint venture expertise	•	•		•	•	•	•	•		•
Experience in aligning compensation with organizational strategy and performance	•	•			•		•	•	•	•

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Director Skills Narrative

John P. Bilbrey

Mr. Bilbrey’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) general management experience in international operations, and (iv) as the senior executive of a consumer foods company, a particular knowledge of the business, markets and customers in which McCormick operates. Mr. Bilbrey currently serves as President and Chief Executive Officer of The Hershey Company, which is a publicly traded multinational company. He previously served as the Executive Vice President and Chief Operating Officer of that company from 2010 to 2011; as the President of Hershey North America (from 2007 to 2010); as the President of Hershey International Commercial Group (from 2005 to 2007); and as President of Hershey International (from 2003 to 2005). Mr. Bilbrey is responsible for the day-to-day global operations of The Hershey Company. He has decades of consumer products marketing experience, both domestically and internationally, including past service with Procter & Gamble, Mission Foods, and Groupe Danone. He previously lived and worked outside the United States (including the Middle East, North Africa, and Asia), for over 8 years, and his business responsibilities have taken him to over 50 countries.

J. Michael Fitzpatrick

Dr. Fitzpatrick’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, (iii) a high level of financial literacy, and (iv) extensive experience in mergers and acquisitions. Dr. Fitzpatrick currently serves as a director of Hilex Poly Co. LLC, a privately held company. He was formerly the Chairman and President of Citadel Plastics Holdings, Inc., a privately held company, and formerly served as the President and Chief Operating Officer at Rohm and Haas, which was a public multinational company until its acquisition by Dow Chemical, where he served for over 30 years. Dr. Fitzpatrick’s international experience with Rohm and Haas included service in marketing and business management roles in Brazil and Italy, service in general and regional management positions in Mexico and the United Kingdom, and global responsibility for various Rohm and Haas businesses from 1999 to 2005. He has experience both at Citadel Plastics and at Rohm and Haas in overseeing the performance of public accountants in the preparation, auditing and evaluation of financial statements, and has served as a member of the audit committee of the board of directors of Carpenter Technology Corporation. The McCormick Board of Directors has determined that Dr. Fitzpatrick is an “audit committee financial expert” under the rules of the SEC. Service with Rohm and Haas and Citadel Plastics has involved Dr. Fitzpatrick in over 45 acquisitions, dispositions, and joint ventures.

Freeman A. Hrabowski, III

Dr. Hrabowski’s qualifications include (i) strategic leadership at a large, complex, organization, (ii) governmental experience, and (iii) consumer marketing experience. Dr. Hrabowski has served as the President of the University of Maryland, Baltimore County (UMBC) since 1992, and his strategic leadership of that organization has been widely recognized. In 2008, he was named one of America’s Best Leaders by U.S. News & World Report, which in each of the last five years has ranked UMBC the number one “Up and Coming” university in the nation. In 2009, Time Magazine named him one of America’s 10 Best College Presidents, and, in 2012, named him as one of the “100 Most Influential People in the World.” His career has been devoted to education and to helping students become future leaders in science, technology, and engineering, with a special emphasis on minority and underrepresented groups. In this regard, he was named by President Obama to chair the newly created President’s Advisory Commission on Educational Excellence for African-Americans. Dr. Hrabowski’s governmental experience includes working closely with the National Institutes of Health, the National Academy of Sciences, the National Science Foundation, and the U.S. Department of Education, as well as various agencies of the State of Maryland. Dr. Hrabowski is also a nationally recognized expert on marketing and recruitment in higher education, and works extensively with colleges and universities around the nation on such matters.

Patricia Little

Ms. Little’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, and (iii) a high level of financial literacy. Ms. Little has over 20 years of experience across a broad range of roles in accounting, treasury, and finance functions at both the corporate and operating levels. Ms. Little’s current service as the Executive Vice President & Chief Financial Officer of Kelly Services, Inc. requires management of an internationally-based financial organization. Responsibilities include the oversight of internal controls and financial systems on an international basis, the identification of enterprise risks, the oversight of the performance of the organization’s public accountants in the preparation, auditing and evaluation of financial statements, and capital planning for Kelly Services. As Executive Vice President & Chief Financial Officer, she regularly interacts with the audit committee of the board of directors of that company. Ms. Little’s service at the Ford Motor Company as its general auditor included responsibilities for managing that company’s global internal audit function and required that Ms. Little identify and implement opportunities for cost savings and improved processes. As was true of her service with the Ford Motor Company, her position at Kelly Services requires travel to, and a detailed understanding of, her company’s international operations and the local legal and accounting requirements bearing on her area of oversight. The McCormick Board of Directors has determined that Ms. Little is an “audit committee financial expert” under the rules of the SEC.

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Michael D. Mangan

Mr. Mangan’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) a high level of financial literacy, and (iv) general management experience in international operations. Mr. Mangan served as the President of the Worldwide Power Tools and Accessories (WPTA) group of The Black & Decker Corporation until its acquisition in 2010 by The Stanley Works. In that role he provided strategic leadership of the WPTA group, and had oversight over the consumer marketing activities of that group in the international consumer marketplace. Service as President of the WPTA group, and past service as the Chief Financial Officer of The Black & Decker Corporation, broadened Mr. Mangan’s international experience and provided an in-depth understanding of the company’s key international markets. Service as the Chief Financial Officer of The Black & Decker Corporation, and prior service as the Executive Vice President & Chief Financial Officer of The Ryland Group, Inc., included responsibilities for overseeing the performance of those companies’ public accountants in the preparation, auditing and evaluation of financial statements, business planning, corporate finance and investments, internal controls, and information systems. Although he no longer serves as a member of the Audit Committee, the McCormick Board of Directors has determined that Mr. Mangan meets the standards of an “audit committee financial expert” under the rules of the SEC.

Margaret M.V. Preston

Ms. Preston’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) strategic leadership at a large, complex, organization, (iii) a high level of financial literacy, and (iv) experience in mergers and acquisitions. Ms. Preston’s past service as the Global Chief Financial Officer of Deutsche Bank, Private Wealth Management, and her current service as a Managing Director and Regional Executive of US Trust, Bank of America Private Wealth Management, has afforded to Ms. Preston the opportunity to provide financial oversight and strategic leadership and direction to those organizations. As Treasurer of Alex. Brown Incorporated, Ms. Preston provided direction in the development of a collateral management system for margin loan management, and her role at US Trust includes responsibility for the management of compliance and risk at the Private Wealth Management group for over $20 billion of assets under management at that organization. Ms. Preston has a well-developed experience in mergers and acquisitions, and the integration of acquired businesses, in consequence of her work, first at Alex. Brown as a Merger & Acquisition Manager, and subsequent work on the integration of the Bankers Trust Company and Alex. Brown businesses into Deutsche Bank, and the integration of Merrill Lynch operations into the Bank of America Private Wealth Management platform.

Gordon M. Stetz, Jr.

Mr. Stetz’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) a detailed knowledge of the food industry, (iii) strategic leadership of a large, complex, organization, (iv) a high level of financial literacy, and (v) extensive experience in mergers and acquisitions. Mr. Stetz serves as the Executive Vice President and Chief Financial Officer of the Company. In that role, Mr. Stetz has oversight responsibility for all aspects of the finance function, including financial reporting, accounting, internal controls and financial systems, the identification of enterprise risks, capital planning, and the performance of the organization’s public accountants. He has also served in a variety of other roles within the Company, thereby gaining an understanding of the different facets of the Company’s operations and the food industry generally. Prior to assuming his present duties, Mr. Stetz was (a) Vice President–Acquisitions and Financial Planning (1998 to 2002), (b) Vice President – Finance and Administration at the Company’s U.S. Consumer Products Division (2002 to 2005), and (c) Chief Financial Officer & Vice President–Finance for the Europe, Middle East, and Africa region (2005 to 2007). In these various roles, Mr. Stetz developed a broad knowledge of the Company’s business, markets and customers – both in the United States and internationally.

William E. Stevens

Mr. Stevens’ qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) a high level of financial literacy, (iii) strategic leadership in a large, complex, organization, and (iv) experience in aligning executive compensation with organizational strategy and performance. Mr. Stevens’ business experience includes service as the President and Chief Operating Officer of Chromalloy American Corporation (1982 – 1985); Executive Vice President and Chief Financial Officer of The Black & Decker Corporation (1986 to 1988); President and Chief Executive Officer of United Industries Corp. (1989 to 1996); and service with private equity investment firms, including BBI Group where he has served as Chairman from 2000 to the present time. In these roles, he has had a broad exposure to international businesses, consumer products marketing, strategy formulation and implementation, and strategic restructuring turnarounds. At The Black & Decker Corporation, he provided financial oversight, and was responsible for financial reporting and the development and maintenance of internal controls. His experience in aligning executive compensation and incentives with organizational strategy and performance has been further refined through his service as Chair of the Compensation Committee of the Board of Directors at McCormick, and as a former member of the compensation committee of the board of directors at The Earthgrains Company.

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Jacques Tapiero

Mr. Tapiero’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, and (iii) strategic leadership at a large, complex, organization. Mr. Tapiero served as Senior Vice President and President, Emerging Markets of Eli Lilly and Company, the Indianapolis, Indiana-based global pharmaceutical company, from 2009 until his retirement from that company on January 31, 2014, after 31 years of service. He was also a member of the Executive Committee of Eli Lilly. The Emerging Markets Business Unit focused on many of the world’s fastest growing markets, such as China, Russia, Brazil, Mexico, South Korea and Turkey, and Mr. Tapiero was responsible for Lilly’s business in more than 70 countries. Prior to becoming President, Emerging Markets, Mr. Tapiero held the position of President of the Intercontinental Region for Lilly, with operations in Asia, Australia, Africa, the Middle East, Canada, Latin America and Russia (2004 to 2009). He also served as President and General Manager of Lilly France (2000 to 2004); President and General Manager of Eli Lilly do Brasil Ltd (1995 to 1999); and Managing Director of Lilly Sweden (1993 to 1995). Mr. Tapiero joined Lilly in 1983 as a financial analyst, and held several financial management, sales and marketing management positions in the United States, Switzerland and France. Mr. Tapiero is a member of the Thunderbird Global Council, a council of leading business executives who advise Thunderbird, the School of Global Management, a leader in global business education. The McCormick Board of Directors has determined that Mr. Tapiero is an “audit committee financial expert” under the rules of the SEC.

Alan D. Wilson

Mr. Wilson’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) a detailed knowledge of the food industry, (iv) general management experience in international operations, and (v) strategic leadership of a large, complex, organization. Mr. Wilson serves as the Chairman (since 2009), President (since 2007), and Chief Executive Officer (since 2008) of McCormick. He has also served in a variety of other roles with the Company, thereby gaining an understanding of the different aspects of the Company’s operations and the food industry. Prior to assuming his present duties, Mr. Wilson was (a) responsible for the Company’s supply chain (1993 to 1996), (b) President of the Company’s Tubed Products’ plastic tubes business (1996 to 1998), which was sold in 2003, (c) President of the McCormick Canada consumer and industrial products business (from 1998 to 2001), (d) Vice President and General Manager – Sales & Marketing of the Company’s U.S. Consumer Products Division (from 2001 to 2003), (e) President of the Company’s U.S. Consumer Foods group (2003 to 2005), and (f) President of the Company’s North American Consumer Foods group and Supply Chain (from 2005 to 2006). Prior to joining McCormick, Mr. Wilson worked for nine years at Procter & Gamble. In these various roles, Mr. Wilson developed a broad knowledge of the Company’s markets – both domestic and foreign, and consumer and industrial - and had senior level responsibility for strategic planning and leadership with respect to these businesses. In his present role, Mr. Wilson is responsible for the strategic leadership of the Company. He has extensive knowledge of consumer goods marketing in general, with a specific knowledge of the business, markets, and customers within the food industry in particular, and has hands-on experience in directing the day-to-day operations of our large, multi-faceted, consumer and industrial foods business.

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Board Leadership

The Company’s Board is led by our Chairman, Alan D. Wilson, who is also the Chief Executive Officer. The Board of Directors believes that the Company is and has been well served by this combined structure. Such a structure acts as a bridge between management and the Board, thus helping to ensure that both act with commonality of purpose with efficient communication between them. The Board believes that the CEO is best able to bring key business issues and stockholder interests to the Board’s attention, given his in-depth understanding of the Company. As well, the combined structure helps ensure accountability for the actions and strategic direction of the Company. Combining the roles also ensures that the Company presents its message and strategy to stockholders, employees and customers with a unified voice.

The Board has appointed a Lead Director. The independent directors, meeting in executive session in November 2009, selected Michael D. Mangan to serve as the Lead Director, and he continues to act in that role. The duties of the Lead Director are to (i) preside at executive sessions of the Board, and brief the CEO, as needed, following such sessions; (ii) preside at meetings of the Board where the Chairman is not present; (iii) call meetings of the independent directors; (iv) provide input on Board agendas and meeting schedules; (v) provide feedback to the Chairman on the quality of information received from management; and (vi) participate with the Chairman and the Nominating/Corporate Governance Committee in interviewing Board candidates. The Lead Director position has a two-year term (subject to being re-elected to the Board of Directors by the stockholders). In November 2013, the Board determined that Mr. Mangan would continue as Lead Director for an additional two year term, beginning in November 2013.

The Board believes that the combined Chairman and CEO structure, coupled with an independent Lead Director, the use of regular executive sessions of the non-management Directors, and the substantial majority of independent directors comprising the Board, allows the Board to maintain effective oversight of the Company.

Board Committees

The Board of Directors has appointed the following Board Committees:

Audit Committee

The Charter of the Audit Committee provides that the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to:

•	the integrity of McCormick’s financial statements, the financial reporting process, and the systems of internal accounting and financial controls;

•	the performance of McCormick’s internal audit function;

•	the appointment, engagement and performance of McCormick’s independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications and independence;

•	compliance with McCormick’s business ethics and confidential information policies and legal and regulatory requirements, including McCormick’s disclosure controls and procedures; and

•	the evaluation of enterprise risk management issues.

In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, the internal auditors, and management of McCormick and to resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Committee also performs other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Audit Committee is available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees – Descriptions & Charters.”

The Nominating/Corporate Governance Committee and the Board of Directors have determined that all members of the Audit Committee satisfy the independence requirements of the NYSE’s Listing Standards, the rules of the SEC, and McCormick’s Corporate Governance Guidelines. No member of the Audit Committee serves on the audit committees of more than three public companies. The Board of Directors has also determined that all committee members qualify as “audit committee financial experts” under SEC rules.

Compensation Committee

The Compensation Committee has the following principal duties and responsibilities:

•	review McCormick’s executive compensation programs to ensure that they (i) effectively motivate the CEO and other executive officers to achieve our financial goals and strategic objectives; (ii) properly align the interests of these employees with the long-term interests of our stockholders; and (iii) are sufficiently competitive to attract and retain the executive resources necessary for the successful management of our businesses;

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•	review trends in executive compensation, oversee the development of new compensation plans (including performance-based, equity-based, and other incentive programs, as well as salary, bonus and deferred compensation arrangements) and, when appropriate, make recommendations to the Board regarding revisions to existing plans and/or approve revisions to such plans;

•	annually review and approve corporate goals and objectives relevant to McCormick’s CEO and other executive officers, evaluate the performance of such individuals against those goals and objectives, and approve the compensation for such individuals;

•	annually evaluate the relationship between the Company’s overall compensation policies and practices and risk;

•	annually evaluate the compensation of the members of the Board of Directors; and

•	review McCormick’s management succession plan for the CEO and other executive officers.

These duties and responsibilities are set forth in a written Charter approved by the Board of Directors which is available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees – Descriptions & Charters.”

Pursuant to its Charter, the Committee has the authority to delegate certain of its responsibilities to a subcommittee; however, to date no such delegation has been made. The Committee has the authority to administer McCormick’s equity plans for the CEO and other executive officers. The Committee is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards.

All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE’s Listing Standards, and as “non-employee directors” and “outside directors” for the purposes set forth in the Committee’s Charter.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee assists the Board by:

•	developing and implementing corporate governance guidelines;

•	establishing criteria for the selection of nominees for election to the Board, and identifying and recommending qualified individuals to serve as members of the Board;

•	evaluating and making recommendations regarding the size and composition of the Board and its Committees (including making determinations concerning the composition of the Board and its Committees under the applicable requirements of the SEC and the NYSE); and

•	monitoring a process to assess the effectiveness of the Board and its Committees.

The Committee is also responsible for performing other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Committee and McCormick’s Corporate Governance Guidelines are available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees—Descriptions & Charters.”

All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Membership and Meetings

The table below shows the current members of each of the Committees and the number of meetings held by each Committee in fiscal 2013.

Name	Audit	Compensation	Nominating/ Corporate Governance
John P. Bilbrey		•
J. Michael Fitzpatrick	•
Freeman A. Hrabowski, III			Chair
Patricia Little(2)	Chair
Michael D. Mangan(1)(2)		•	•
Margaret M.V. Preston			•
George A. Roche		•
William E. Stevens		Chair
Jacques Tapiero	•
Number of Committee Meetings Held in Fiscal 2013	9	7	4
(1)	Lead Director.
(2)	Effective as of the date of the 2013 Annual Meeting of Stockholders, Ms. Little became Chair of the Audit Committee. Effective the same date, Mr. Mangan became a member of the Compensation Committee and remained a member of the Nominating/Corporate Governance Committee, but ceased to be a member of the Audit Committee.

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Director Attendance at Meetings

During fiscal 2013, there were six regular meetings, and one special meeting, of the Board. Each incumbent director attended at least 75% of the total number of meetings of the Board and each of the Board Committees on which he or she served.

Each year, the Board of Directors meets on the same day as the Annual Meeting of Stockholders. Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members are encouraged to attend and typically do so. All Board members attended last year’s Annual Meeting of Stockholders.

Risk Oversight

The Board oversees the Company’s risk management and risk mitigation processes at both the full Board and Board Committee levels. Senior management of the Company is responsible for the day-to-day management of the risks facing the Company.

Board of Directors

The full Board assesses the Company’s strategic direction and operational risks throughout the year. In addition, management annually provides the Board with an enterprise risk management (“ERM”) review of the strategic risk issues and major trends that may impact business functions and the Company’s overall risk profile, with recommendations for responsive action on ERM issues as needed. These plans and related risks are monitored throughout the year as part of the regular financial and performance reports given to the Board by management.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Audit Committee

The Board has designated the Audit Committee to take the lead in overseeing risk management. The Audit Committee makes regular reports to the Board regarding briefings by management and advisors as well as the Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management process.

Compensation Committee

The Compensation Committee considers the relationship between the Company’s compensation policies and practices for all employees and risk, including whether such policies and practices encourage imprudent risk taking, and/or would be reasonably likely to have a material adverse effect on the Company. In performing its responsibilities, the Committee receives regular reports on compensation matters and trends from the Committee’s independent compensation consultant. In 2013, the Compensation Committee evaluated the current risk profile of our executive and broad-based compensation programs, as discussed below in “Performance-Based Compensation and Risk.” Additionally, the Compensation Committee reviewed the Company’s incentive plans (executive and broad-based) to determine if any practices might encourage excessive risk taking on the part of senior executives. The Committee noted features of the Company’s incentive plans (executive and broad-based) that mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, Compensation Committee discretion in payment of incentives in the executive plans, use of various types of long-term incentives, payment caps, significant stock ownership guidelines, and our clawback policy. In light of these analyses, the Compensation Committee believes that the Company’s compensation programs (executive and broad-based) provide multiple and effective safeguards to protect against undue risk.

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Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee oversees risks related to corporate governance and Board composition. The Committee establishes criteria (for approval of the Board) for the selection of nominees for election to the Board, and reviews, evaluates and makes recommendations to the Board about its Committee structure and operations to ensure a commitment to effective governance.

Other Directorships

Certain individuals nominated for election to the Board of Directors hold, or have held in the past five years, directorships in other public companies:

Name	Current	2013	2012	2011	2010	2009
John P. Bilbrey	The Hershey Company	The Hershey Company	The Hershey Company	The Hershey Company	—	—
J. Michael Fitzpatrick	—	—	—	—	SPX Corporation	SPX Corporation
Freeman A. Hrabowski, III	T. Rowe Price Group, Inc.	T. Rowe Price Group, Inc.	Constellation Energy Group, Inc.	Constellation Energy Group, Inc.	Constellation Energy Group, Inc.	Constellation Energy Group, Inc.
Patricia Little	—	—	—	—	—	—
Michael D. Mangan	—	—	—	—	—	—
Margaret M.V. Preston	—	—	—	—	—	—
Gordon M. Stetz, Jr.	—	—	—	—	—	—
William E. Stevens	—	—	MEMC Electronic Materials, Inc.	MEMC Electronic Materials, Inc.	MEMC Electronic Materials, Inc.	MEMC Electronic Materials, Inc.
Jacques Tapiero	—	—	—	—	—	—
Alan D. Wilson	MeadWestvaco Corporation	MeadWestvaco Corporation	MeadWestvaco Corporation	MeadWestvaco Corporation	—	—

Stock Ownership and Service on Other Boards

It is expected that each non-management director will acquire, within five years after his or her election to the Board, a number of shares having a value at least equal to four times the annual retainer paid to such member for service on the Board. The annual retainer was $70,000 during 2013. Such ownership must thereafter be maintained while serving on the Board.

No director of the Company may serve on the boards of more than four other publicly traded companies while also serving on McCormick’s Board.

All nominees are currently in compliance with these Board membership requirements.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during fiscal 2013 was, an officer or an employee of McCormick or any of its subsidiaries, and no Committee member has any interlocking relationship with McCormick which is required to be reported under applicable rules and regulations of the SEC. For a discussion of insider participation in certain transactions, see “Procedure Regarding Transactions with a Related Person” above.

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Compensation of Directors*

The following table sets forth the compensation earned by the non-management directors for services rendered during the fiscal year ended November 30, 2013:

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)(3)	($)(2)	($)
John P. Bilbrey	79,000	98,111	47,350	224,461
James T. Brady(4)	34,333	0	0	34,333
J. Michael Fitzpatrick	83,500	98,111	47,350	228,961
Freeman A. Hrabowski, III	91,000	98,111	47,350	236,461
Patricia Little	94,750	98,111	47,350	240,211
Michael D. Mangan	101,500	98,111	47,350	246,961
Margaret M.V. Preston	76,000	98,111	47,350	221,461
George A. Roche	79,000	98,111	47,350	224,461
William E. Stevens	94,000	98,111	47,350	239,461
Jacques Tapiero	83,500	98,111	47,350	228,961
*	Alan D. Wilson, Chairman, President, & Chief Executive Officer, and Gordon M. Stetz, Jr., Executive Vice President & Chief Financial Officer, are members of the Board of Directors and are also executive officers of the Company. Mr. Wilson’s and Mr. Stetz’s compensation is set forth below under “Compensation of Executive Officers.”

(1)	Amounts shown include fees deferred at the election of the director as follows: Dr. Hrabowski – $91,000; Mr. Bilbrey – $79,000; and Jacques Tapiero – $83,500.

(2)	Amounts shown represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for each director. Awards include grants of RSUs and stock options under the 2013 Omnibus Incentive Plan. For a discussion of the assumptions used in determining these values, see Note 10 to our 2013 audited financial statements.

(3)	Amounts shown include RSUs granted in 2013 and deferred at the election of the following directors: Dr. Hrabowski and Mr. Tapiero.

(4)	As previously disclosed, Mr. Brady served as a director until the Company’s 2013 Annual Meeting of Stockholders when he was not nominated for re-election in accordance with the Company’s Governance Guidelines.

Options and RSUs

The following chart sets forth the number of exercisable and unexercisable options (exercisable for Common Stock and Common Stock Non-Voting, as indicated) and unvested RSUs held by each non-management director that served during fiscal 2013, as of November 30, 2013:

	Exercisable Options		Unexercisable Options		Unvested RSUs
Name	Common Stock	Common Stock Non-Voting	Common Stock	Common Stock Non-Voting	Common Stock	Common Stock Non-Voting
John P. Bilbrey	26,250	8,750	5,000	-	1,397	-
James T. Brady	25,000	10,000	-	-	-	-
J. Michael Fitzpatrick	26,250	8,750	5,000	-	1,397	-
Freeman A. Hrabowski, III	31,250	13,750	5,000	-	1,397	-
Patricia Little	13,750	1,250	5,000	-	1,397	-
Michael D. Mangan	23,750	6,250	5,000	-	1,397	-
Margaret M.V. Preston	31,250	13,750	5,000	-	1,397	-
George A. Roche	23,750	6,250	5,000	-	1,397	-
William E. Stevens	20,000	5,000	5,000	-	1,397	-
Jacques Tapiero	2,500	-	5,000	-	1,397	-

Narrative to the Director Compensation Tables

Directors who are employees of McCormick (Mr. Wilson and Mr. Stetz) do not receive any fees for their service as a director.

The cash components of non-management director compensation are: (i) an annual retainer of $70,000, paid in equal quarterly installments (the first quarterly installment upon election to the Board is paid in Common Stock; subsequent quarterly payments are paid in cash), (ii) a meeting fee of $1,500 for each Board Committee meeting attended, and (iii) for directors who serve as the Lead Director or as Board Committee chairs, an additional annual retainer of $15,000 in cash (paid in equal quarterly installments).

Pursuant to the 2013 Omnibus Incentive Plan, non-management directors receive an annual option grant of 5,000 shares of common stock. The shares subject to these options vest in full on March 15 of the year following the grant date, provided that the director continues to serve on the Board until such date. Non-management directors also receive an annual RSU grant equal in value to $100,000. The RSUs vest in full on March 15 of the year following the grant date, provided that the director continues to serve on the Board until such date. All stock options and RSUs granted become fully exercisable in the event of disability or death of the participant, or a change in control of McCormick.

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Directors are eligible to participate in the McCormick Deferred Compensation Plan. Pursuant to this plan, directors may elect to defer anywhere from 10% to 100% of their cash Board fees. McCormick makes no contributions to the Deferred Compensation Plan. For all plan participants, including directors, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of benchmark fund alternatives (one of which is McCormick stock). Plan participants may generally elect to change their fund choices at any time (there are certain restrictions applicable to participants subject to Section 16 of the Exchange Act). Director participants may elect the deferred amounts plus earnings to be distributed either six months following retirement from the Board or on an interim distribution date. Distributions upon a director’s retirement from the Board are paid in either a lump-sum or in 5 year, 10 year, 15 year or 20 year installments, based on the director’s distribution election made at the time of the deferral. Interim distributions are paid on a lump-sum basis and the distribution date must be at least four years from the date of the deferral election. If a director leaves the Board prior to the interim distribution date, then his or her plan balance will be paid as either a lump sum distribution or as indicated in the retirement distribution election. Participants may make a change to their distribution election subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Prior to the grant of RSUs, directors may elect to defer receipt of the underlying common stock upon vesting. If the director so elects, the director will not be considered the owner of the underlying common stock and will not receive voting rights or dividends on the stock until the deferral period expires, which is a date specified by the director or six months after the director’s departure from the Board. At the expiration of the deferral period, the director becomes the owner of the underlying common stock.

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PROPOSAL 1	ELECTION OF DIRECTORS

Director Nominees

The persons listed in the following table have been nominated by the Board for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event a nominee is unable to serve on the Board, or will not serve for good cause, the proxy holders will have discretionary authority for the election of any person to the office of such nominee. Alternatively, the Board may elect to reduce the size of the Board.

The following table shows the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board, and, as of the Record Date, the amount of McCormick stock beneficially owned by each nominee, and the directors and executive officers of McCormick as a group, and the nature of such ownership. Except as shown in the table or footnotes, no nominee or executive officer owns more than 1% of either class of McCormick common stock.

Required Vote of Stockholders

The affirmative vote of a majority of all votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

The Board of Directors recommends that stockholders vote FOR each of the nominees listed below.

Director Nominees

		Amount and Nature of Beneficial Ownership(1)
Name	Principal Occupation & Business Experience	Common	Common Non-Voting
John P. Bilbrey	President and Chief Executive Officer (2011 to present), Executive Vice President,	44,987	11,117
Age 57	Chief Operating Officer (2010 to 2011), Senior Vice President (2003 to 2010),	34,259(2)	10,867(2)
Year First Elected 2005	The Hershey Company; President of Hershey North America (2007 to 2010)
J. Michael Fitzpatrick	Retired Executive (2012 to present); Chairman (2007 to 2012), Chief Executive Officer	54,581	16,454
Age 67	(2007 to 2010), Citadel Plastics Holdings, Inc.	27,750(2)	9,250(2)
Year First Elected 2001
Freeman A. Hrabowski, III	President, University of Maryland, Baltimore County (1992 to present)	71,824	32,555
Age 63		41,158(2)	15,867(2)
Year First Elected 1997
Patricia Little	Executive Vice President and Chief Financial Officer, Kelly Services, Inc. (2008 to present);	19,080	1,745
Age 53	General Auditor (2006 to 2008), Director, Global Accounting (2002 to 2008), Ford Motor	13,750(2)	1,250(2)
Year First Elected 2010	Company.
Michael D. Mangan	Retired Executive (2010 to present); President, Worldwide Power Tools and Accessories,	33,658	8,367
Age 57	The Black & Decker Corporation (2008 to 2010); Senior Vice President, Chief Financial	23,750(2)	6,250(2)
Year First Elected 2007	Officer, The Black & Decker Corporation (2000 to 2008)
Margaret M.V. Preston	Managing Director (2008 to present); Regional Executive (2009 to present);	51,793	16,117
Age 56	Senior Vice President (2006 to 2008); US Trust, Bank of America Private Wealth	33,484(2)	14,495(2)
Year First Elected 2003	Management
Gordon M. Stetz, Jr.	Executive Vice President & Chief Financial Officer, McCormick & Company,	98,455	2,135
Age 53	Incorporated (2007 to present)	47,818(2)	0(2)
Year First Elected 2011
William E. Stevens	Chairman, BBI Group, Inc. (2000 to present)	45,378	27,400
Age 71		20,000(2)	5,000(2)
Year First Elected 1988

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		Amount and Nature of Beneficial Ownership(1)
Name	Principal Occupation & Business Experience	Common	Common Non-Voting
Jacques Tapiero	Retired Executive (January 31, 2014 to present); Senior Vice President and President,	3,489	0
Age 55	Emerging Markets (2009 to 2014); President, Intercontinental Region (2004 to 2009); Eli	2,500(2)	0(2)
Year First Elected 2012	Lilly and Company
Alan D. Wilson	Chairman (2009 to present); President & Chief Executive Officer (2008 to present);	547,436(3)	133,021(3)
Age 56	McCormick & Company, Incorporated	339,906(2)	119,225(2)
Year First Elected 2007		(4.4%)
Directors and Executive Officers as a Group (17 persons)(4)		1,688,168	316,739
		938,120(2)	237,050(2)
		(12.9%)
(1)	Includes (i) shares of Common Stock and Common Stock Non-Voting beneficially owned by directors and executive officers alone or jointly with spouses, minor children, and relatives (if any) who have the same home as the director or executive officer; (ii) shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Wilson – 9,943, Mr. Stetz – 1,118, executive officers as a group – 29,464; and (iii) shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Bilbrey – 7,504; Dr. Fitzpatrick – 7,964; Dr. Hrabowski – 10,556; Ms. Preston – 8,266; and Mr. Wilson – 1,032.

(2)	Number of shares included in the above number which can be acquired within 60 days of the Record Date pursuant to the exercise of stock options and/or the vesting of RSUs.

(3)	Includes 22,970 shares of Common Stock and 6,214 of Common Stock Non-Voting, respectively, held in a charitable trust for the Wilson Family Foundation. Mr. Wilson serves as a trustee of the trust. Also includes 16,000 shares of Common Stock held in the Wilson Family Trust.

(4)	Includes 33,658 shares of Common Stock (23,750 shares of which can be acquired within 60 days of the Record Date) and 8,367 shares of Common Stock Non-Voting (6,250 shares of which can be acquired within 60 days of the Record Date) beneficially owned by George A. Roche. Mr. Roche joined the Board of Directors in 2007. In accordance with the Company’s Corporate Governance Guidelines, he is not being nominated for re-election at the 2014 Annual Meeting of Stockholders. The Company appreciates his contributions and service.

EXECUTIVE OFFICERS

Named Executive Officers

The following table shows, as of the Record Date, the names, ages and positions of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), the amount of Common Stock and Common Stock Non-Voting beneficially owned by each such executive officer, and the nature of such ownership. Except as shown in the table, no executive officer owns more than 1% of either class of McCormick common stock. Mr. Wilson and Mr. Stetz are also included in the director nominee table.

		Amount and Nature of Beneficial Ownership(1)
Name	Principal Position	Common	Common Non-Voting
Alan D. Wilson	Chairman, President & Chief Executive Officer	547,436	133,021
Age 56		339,906(2)	119,225(2)
		(4.4%)
Gordon M. Stetz, Jr.	Executive Vice President & Chief Financial Officer	98,455	2,135
Age 53		47,818(2)	0(2)
W. Geoffrey Carpenter	Vice President, General Counsel & Secretary (2008 to present)	73,457	3,136
Age 61		32,756(2)	1,462(2)
Lawrence E. Kurzius	President – Global Consumer Business & Chief Administrative Officer (2013 to present);	120,188	12,243
Age 55	President – McCormick International (2008 to 2013)	78,957(2)	12,243(2)
Charles T. Langmead	President – Global Industrial Business (2013 to present); President – Industrial Foods	171,889	7,062
Age 56	Americas (2011 to 2013); President – U.S. Industrial Group (2005 to 2011)	53,162(2)	7,062(2)
		(1.4%)
Mark T. Timbie	Retired Executive (July 1, 2013 to present); President – Consumer Foods Americas &	140,596	15
Age 59	Chief Administrative Officer (2011 to 2013); President – North American Consumer Foods	50,600(2)	0(2)
	(2007 to 2011)	(1.2%)
(1)	Includes: (i) shares of Common Stock and Common Stock Non-Voting beneficially owned by the executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the executive officer; (ii) shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Langmead – 15,839; and (iii) shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Langmead – 1,493.

(2)	Number of shares included in the above number which can be acquired within 60 days of the Record Date pursuant to the exercise of stock options.

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COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis (CD&A) is to provide stockholders with a description of the material elements of McCormick’s compensation program for its executive officers, including the Named Executive Officers, for fiscal 2013 and the policies and objectives which support the program. The compensation details are reflected in the compensation tables and accompanying narratives which follow.

The CD&A is divided into the following sections:

•	Our Executive Compensation Philosophy and Practices

•	Principles of McCormick’s Executive Compensation Policy

•	Overview of Our Executive Compensation Program for Fiscal 2013

•	How We Determined Executive Compensation for Fiscal 2013

•	Elements of Executive Compensation

•	Performance-Based Compensation and Risk

Our Executive Compensation Philosophy and Practices

The core principles of McCormick’s executive compensation program continue to be pay for performance while retaining key talent. McCormick’s compensation program is designed to align McCormick’s executive compensation with long-term stockholder interests. The framework of our executive compensation programs includes the governance features and other specific elements discussed below:

Compensation Practice	Pursued at McCormick?	Best Practice
Independent Compensation Committee and Consultant	YES. McCormick’s Compensation Committee is comprised solely of independent directors. As well, the Committee’s compensation consultant, Exequity L.L.P., is (i) retained directly by the Committee; (ii) performs no consulting or other services for McCormick; and (iii) is independent and there are no conflicts of interest with regard to the work of Exequity L.L.P.
Compensation Risk Assessments	YES. The Compensation Committee’s annual review and approval of McCormick’s compensation strategy includes a review of compensation-related risk management. In this regard, the Compensation Committee annually considers the relationship between the Company’s overall compensation policies and practices for employees, including non- executive officers, and risk, including whether such policies and practices (1) encourage imprudent risk taking, and/or (2) would be reasonably likely to have a material adverse effect on the Company. The Committee believes that the Company’s compensation programs (executive and broad-based) provide multiple and effective safeguards to protect against undue risk.
Favorable Risk Assessment for Fiscal 2013	YES. Exequity L.L.P., the Compensation Committee’s independent consultant, assessed the Company’s compensation policies and practices in fiscal 2013 and concluded that they do not motivate imprudent risk taking.
Limited Perquisites and No Tax Gross-Ups	YES. The NEO’s receive a limited number of personal benefits and the Company does not provide tax gross-ups for personal benefits, such that these benefits are fully taxable to the recipient.
Employment Agreements	NO. McCormick’s executive officers do not have employment agreements and do not have guaranteed levels of compensation.
Pledging, Hedging or Speculative Trading	NO. Executive officers are prohibited from pledging or hedging their Company stock (see discussion above under “Corporate Governance Guidelines”) and are prohibited from engaging in short sales or equivalent transactions in McCormick stock.

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Compensation Practice	Pursued at McCormick?	Best Practice
Share Ownership	YES. To further align the long-term interests of our executives and our stockholders, our Board has established stock ownership guidelines applicable to our CEO and executive officers. As well, a portion of an executive’s incentive award under the Mid-Term Incentive Program (if earned) is now paid in the form of stock.
Clawback Policy	YES. McCormick’s 2013 Omnibus Incentive Plan (and the prior 2007 Omnibus Incentive Plan) outlines circumstances under which share-based and cash-based awards made under that plan may be forfeited, annulled, and/or reimbursed to McCormick, as described below.
Focus on Performance- Based Compensation	YES. The Compensation Committee endeavors to structure the executive compensation program so that each executive’s compensation will generally be fully deductible under Section 162(m) of the Internal Revenue Code, as described below.
Pay Well Aligned with Performance	YES. As part of Exequity L.L.P.’s annual analysis of pay for performance, it compares both a one-year and five-year review of McCormick’s CEO pay for performance to McCormick’s peer companies. The performance measures include total stockholder return (TSR), change in stockholder value (SV) and earnings before interest and taxes (EBIT). For fiscal 2013, the independent compensation consultant concluded that pay realized by McCormick’s CEO is well aligned with performance when measured in terms of TSR, SV, and EBIT.
Cap on Performance- Based Compensation	YES. There is a cap for executive officer bonus payments and mid-term incentive payments made under the annual performance-based compensation and mid-term incentive programs, and no payment is guaranteed under any incentive plans.

Principles of McCormick’s Executive Compensation Policy

McCormick’s compensation policy is based on the following principles:

•	We must pay competitively – both as to the amount and type of compensation we offer – as compared to the “Market Group” companies listed below in order to attract and retain our executive talent.

•	A substantial portion of each executive’s total compensation should be performance-based and dependent on the achievement of financial performance goals over both the short and longer term.

•	The financial performance goals should be drivers of stockholder value over the short and longer term, such as sales growth, earnings per share (EPS) and total stockholder return (TSR).

The compensation for McCormick’s executive officers, including Mr. Wilson and the other Named Executive Officers, consists of the elements identified in the table below.

Select Business Highlights for 2013

Top Line / Bottom Line Results
Strong sales and cash flow	We have grown sales more than 80% in the past decade. For the past five years, we have achieved 5% compound annual sales growth and, in 2013, generated $465 million of cash flow.
Increased stockholder return	McCormick’s 10-year total stockholder return has increased at a double-digit rate, out pacing the S&P 500 Stock Index and S&P 500 food group. In 2013, we returned a record $357 million of cash to our stockholders through dividends and share repurchases.
Growth in new markets	While we are achieving long-term growth in developed markets, we have an increasing presence in emerging markets, like China and Eastern Europe. In 2013, we funded the $142 million acquisition of Wuhan Asia Pacific Condiments, a business which increases our sales in China by more than 60%, and made other strategic capital expenditures in Eastern Europe and China.
28 years of uninterrupted dividend increases	We have paid dividends every year since 1925 and have increased our dividend in each of the past 28 years, placing McCormick among the S&P 500’s Dividend Aristocrats. In 2013, our dividend reached $1.36 per share and, during the past five years, our dividends per share have risen at a compound annual rate of 9.0%.

Overview of Our Executive Compensation Program for Fiscal 2013

During fiscal 2013, the primary elements of compensation earned by each of our Named Executive Officers consisted of base salary, an annual incentive cash bonus, a mid-term incentive program (in the form of cash-based and equity-based incentive awards), a long-term equity incentive program, a limited number of personal benefits, and retirement benefits earned under our qualified pension plan and supplemental executive retirement plan.

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The Compensation Committee reviews and approves each element of compensation separately. If necessary, the Compensation Committee makes adjustments to individual elements of compensation to achieve the total targeted compensation that it believes is competitive with our Market Group and consistent with performance goals, all as explained below. In its deliberations, the Committee reviews “tally sheet” information for each executive officer, including the Named Executive Officers. The tally sheets are updated annually and include the elements of compensation noted above, the total estimated payments upon retirement, and the total estimated payments upon involuntary termination from McCormick.

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM FOR FISCAL 2013

	Element	Objective		Key Features
Annual Cash Compensation	Base Salary	Provide a competitive annual fixed level of cash compensation.	•	Targeted at the 50th percentile of our Market Group.
			•	Represents about 30% of compensation mix for all Executive Officers as a group.
			•	Adjustments are based on individual performance, internal equity, and pay relative to the Market Group.
	Annual Performance- Based Incentive Compensation	Motivate and reward executive contributions in producing annual financial results.	•	Total cash compensation is targeted at the 50th percentile of the Market Group.
			•	Annual incentive cash payments are based on a formula that includes EPS growth and operating income growth, adjusted for working capital charges.
Long-Term Incentive Programs	Mid-Term Incentive Program	Retain executives and align their compensation with the Company’s key financial goals to drive stockholder value over time.	•	Awards based on the achievement of cumulative growth in net sales, and relative TSR as compared to our Peer Group over the three-year performance period.
			•	Annual grants of three-year overlapping cycles.
			•	Earned awards to be delivered in combination of cash and stock.
	Stock Options	Retain executive officers and align their interests with the stockholders.	•	Total long-term incentive compensation is targeted at the 50th percentile of the Market Group’s total long-term incentive compensation.
			•	Equity compensation is in the form of stock options which provides value to the executive only to the extent that the stock price appreciates.
			•	Stock options are 10 year non-qualified options that vest 25% per year over the first four years of the term.
Retirement Benefits	Pension Plan & 401(k) Retirement Plan	Provide retirement income for employees.	•	Tax qualified defined benefit pension plan in which most of our US employees, including Named Executive Officers, are eligible to participate.*
			•	Plan formula is based on age, years of service, and cash
compensation.
			•	The Company provides a match in the 401(k) plan of up to 4% of eligible compensation.
	Supplemental Executive Retirement Plan	Provide retirement income for eligible executives to replace a reasonable percentage of their annual pre-retirement income, and to encourage early retirement by such persons.	•	For eligible executives who are age 50 and over, includes annual compensation over IRS limit and incentive bonus in the benefit calculation.
			•	For certain executive officers, including Named Executive Officers, includes one additional month of service credit for each month of service in the Plan between ages 55 and 60 up to a five year maximum.
	Deferred Compensation Plan	Provide retirement savings to executives in a tax-efficient manner.	•	Participant can elect to defer up to 80% of salary and annual bonus in a non-qualified plan.
Personal Benefits	Automobile & Executive Benefit Allowances	Reimburse executive for transportation, financial planning and wellness expenses.	•	Fixed monthly amount, which is fully taxable to the executive.
	Company Airplane	Available primarily for business use by executive officers to provide for security, confidentiality, and efficiency of travel time.	•	Any personal use of the Company airplane (such as spouse travel) is imputed as income to the executive.
			•	The executive is fully responsible for all taxes on such imputed amount.

* Plan is now closed and unavailable to employees hired on or after January 1, 2012.

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How We Determined Executive Compensation for Fiscal 2013

The Compensation Committee of the Board of Directors administers the compensation program for McCormick’s executive officers, including Mr. Wilson and the other Named Executive Officers. The Committee applies the executive compensation principles listed above when approving pay for each individual officer. In determining the compensation of the Company’s executive officers, the Committee is assisted by Exequity L.L.P., the independent compensation consultant retained by the Committee.

The Compensation Committee considered the following information in its evaluation of the compensation program for fiscal 2013:

•	A total compensation review of a large number of other manufacturers of consumer goods listed below (“Market Group”) provided by Exequity L.L.P.;

•	A review of current and historic financial information, such as EPS, sales growth and TSR, of certain manufacturers of consumer food products listed below (“Peer Group”); and

•	Recommendations by Mr. Wilson with respect to the compensation of each Named Executive Officer, other than himself, as discussed more fully below.

The Compensation Committee also considered the results of the advisory votes by stockholders on the “say-on-pay” proposal presented to stockholders at the March 30, 2011 Annual Meeting. As reported in the Company’s Form 8-K, filed with the SEC on April 1, 2011, stockholders expressed significant support for the compensation program offered to the Company’s Named Executive Officers. Accordingly, the Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote. For fiscal 2013, the Company’s executive compensation program continued to focus on pay for performance, alignment of executive interests with those of McCormick’s stockholders, and achieving balance between offering annual and long-term incentives without creating improper risks. The Committee will continue to consider the results of stockholders advisory votes on executive compensation when making decisions about our executive compensation program.

Each year, in the process of considering compensation adjustments, the Compensation Committee compares the target total compensation being offered to McCormick’s executive officers, including its Named Executive Officers, to the compensation being paid to individuals in similar positions at the below listed consumer products companies (our Market Group companies).

For fiscal 2013, the Market Group comprised the following companies:

Church & Dwight Co. Inc. Colgate Palmolive Company ConAgra Foods, Inc. Constellation Brands Inc. Dean Foods Company The Estee Lauder Companies Inc. Flowers Foods, Inc.	Fresh Del Monte Produce Inc. General Mills, Inc. The Hershey Company The Hillshire Brands Company Hormel Foods Corporation Kraft Foods Group Inc. Levi Strauss & Co.	Mattel, Inc. Molson Coors Brewing Company Newell Rubbermaid Inc. Reynolds American Inc. Tupperware Brands Corporation

We believe these companies provide an appropriate comparison against which to measure the adequacy and suitability of our target compensation for executive officers because they are a likely source of executive talent for us, their executive positions are similar in scope, authority and impact to the positions occupied by our executives, and they operate within the same general industry as does McCormick. These companies range in sales and profits from lower to higher than McCormick, but the Compensation Committee’s independent consultant employs regression analysis to predict the levels of compensation these Market Group companies would pay if they were McCormick’s size. These size-adjusted data become the benchmarks against which the Compensation Committee measures the sufficiency and suitability of the pay being extended to McCormick’s executives.

Annual cash compensation consists of an annual base salary and annual performance-based incentive bonus. McCormick targets annual cash compensation expenditures at the 50th percentile of the annual cash compensation values in the Market Group companies. Long-term compensation expenditures (consisting of cash-based and equity-based incentive awards) also are targeted at the 50th percentile of the long-term incentive compensation values conveyed to executive officers at the Market Group companies.

During fiscal 2013, the aggregate value of the target total compensation opportunities (the sum of annual cash compensation and long-term incentive compensation) that McCormick extended to its team of executive officers was -3.7% below the 50th percentile of total target compensation levels offered to similarly positioned executives at the Market Group companies.

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Elements of Executive Compensation

1.	Annual Cash Compensation and Long-Term Incentives

(a)	Base Salaries: Adjustments to base salaries are considered annually, but there is no guarantee that base salary will increase in any given year. For fiscal 2013, base salaries for the Named Executive Officers were increased to reflect assessments of individual performance, better align overall base pay with market medians, and reflect increases in responsibility. In aggregate, following such increases, base salaries for all executive officers as a group were 0.9% above the 50th percentile level of the Market Group. For fiscal 2013, Mr. Wilson requested that the Compensation Committee not increase his base salary, and his request was approved by the Committee.

(b)	Annual Performance-Based Incentive Compensation: Performance goals for our annual incentive bonus program were approved by the Compensation Committee based on its analysis of the performance of the companies listed below, which are members of the S&P 500 Food Products Group and the S&P 400 Food Products Group. McCormick considers these companies to be our Peer Group for purposes of our performance-based incentive plans because they are the companies against which we assess our financial results and with whom we compete for equity investors.

For fiscal 2013, our Peer Group comprised the following companies:

Campbell Soup Company ConAgra Foods, Inc. Dean Foods Company Flowers Foods, Inc. General Mills, Inc. Green Mountain Coffee Roasters, Inc. H. J. Heinz Company	The Hershey Company The Hillshire Brands Company Hormel Foods Corporation The J. M. Smucker Company Kellogg Company Kraft Foods Inc. Lancaster Colony Corporation	Mead Johnson Nutrition Company Mondelez International, Inc. Post Holdings, Inc. Ralcorp Holdings, Inc. Smithfield Foods, Inc. Tootsie Roll Industries, Inc. Tyson Foods, Inc.

Each Named Executive Officer’s annual incentive bonus is based on McCormick’s EPS growth and McCormick Profit (which is operating profit adjusted by a charge for working capital). Named Executive Officers who are not directly responsible for a particular business unit have 70% of their annual incentive bonus based on EPS growth and 30% of their annual incentive bonus based on Global McCormick Profit. With respect to Named Executive Officers directly responsible for a particular business unit or group of business units, one-half of the annual incentive bonus is based on McCormick’s EPS growth and one-half on the achievement of McCormick Profit for that business unit or group of business units.

In general, when setting annual incentive bonus goals, the Compensation Committee considers historic levels of EPS generated by the top performing Peer Group companies, upcoming year EPS estimates for these companies, and McCormick’s own record of EPS growth. The Committee also evaluates, with Mr. Wilson’s input, non-operational and/ or non-recurring factors which may have affected the EPS results at McCormick and the Peer Group companies during the performance periods considered.

The Compensation Committee determined that if McCormick were to achieve EPS growth in the range of 5% to 7%, an incentive bonus would be paid in an amount between approximately 83% and 115% of target. The Committee concluded it was appropriate to reward EPS performance in this range with a payment exceeding target in recognition of the difficulty of achieving an EPS goal which places McCormick among the highest performers in its Peer Group.

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More generally, for fiscal 2013, the Compensation Committee established the following incentive bonus payment levels for EPS growth, adjusted for one time charges (e.g., special charges related to restructured or discontinued operations, asset write-downs or other non-recurring expenses), ranging from 0% to 13% or more:

	EPS Growth	Payout
Threshold	0%	0%
Target	6%	100%
Maximum	13% or more	200%

One of the performance metrics used in determining the fiscal 2013 incentive bonus for all Named Executive Officers is business unit McCormick Profit. The ability to meet or exceed the McCormick Profit goals was considered at least as difficult as the overall Company achievement of its EPS growth performance metric. Business unit McCormick Profit targets, while quantifiable, are confidential commercial or financial information, the disclosure of which would cause competitive harm to the Company. The Compensation Committee evaluates the difficulty of achieving the business unit McCormick Profit targets established by the CEO. In this evaluation, the Committee considers both the historic performance of the business units for which Messrs. Kurzius and Langmead were responsible and the overall McCormick Profit targets established by the CEO for the upcoming fiscal year.

This evaluation is conducted with a view to driving stockholder value, paying our Named Executive Officers competitively, and rewarding superior financial performance. The measure of the difficulty of achieving business unit McCormick Profit targets is illustrated by the fact that the business units led by Messrs. Kurzius and Langmead have not uniformly achieved their McCormick Profit targets from year-to-year and also vary when compared to each other.

The Compensation Committee determined the actual fiscal 2013 incentive bonus for each Named Executive Officer using the factors set forth in the following table: (i) the performance metric and respective weight allocated to each metric, as applicable; and (ii) the target annual incentive bonus potential, as a percentage of base salary.

Name	Performance Metric	Target Incentive Bonus as a % of Base Salary	Payout Factor %	Actual Incentive Bonus as a % of Base Salary *
		A	B	C
Alan D. Wilson	70% - EPS Growth 30% - Global McCormick Profit	125%	51%	64%
Gordon M. Stetz, Jr.	70% - EPS Growth 30% - Global McCormick Profit	75%	51%	38%
W. Geoffrey Carpenter	70% - EPS Growth 30% - Global McCormick Profit	60%	51%	31%
Lawrence E. Kurzius	50% - EPS Growth 50% - Global Consumer McCormick Profit	75%	37%	28%
Charles T. Langmead	50% - EPS Growth 50% - Global Industrial McCormick Profit	75%	28%	21%
Mark T. Timbie**	70% - EPS Growth 30% - Global McCormick Profit	75%	51%	38%
*	The fiscal 2013 incentive bonus as a percentage of base salary for each Named Executive Officer is determined by multiplying column “A” times column “B” to produce the result in column “C.” The resulting annual incentive bonus amount is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below. For fiscal 2012, the actual incentive bonus as a percentage of base salary (Column C) for each Named Executive Officer was 81% (Mr.Wilson), 52% (Mr. Stetz), 77% (Mr. Kurzius), 62% (Mr. Langmead) and 48% (Mr. Timbie).
**	Mr. Timbie’s payout factor percentage was calculated using full-year performance results for his assigned performance metrics. This factor was applied to his actual salary as of his retirement date and then pro-rated for the number of months of active employment in fiscal 2013.

(c)	Mid-Term Incentive Program: A limited number of executives, including the Named Executive Officers, who are in positions to significantly impact the achievement of key corporate objectives and who provide the long-term strategic leadership necessary to accomplish those objectives, participate in a three-year mid-term incentive program. The program provides for the payments contingent on (1) the achievement of three-year financial performance goals, and (2) McCormick’s Total Stockholder Return (TSR) relative to the TSR generated by our Peer Group companies. For the last several years, payments for amounts earned under the Mid-Term Incentive Program (MTIP) were made entirely in cash. As described below, for the award cycle that began on December 1, 2010, the Committee determined that a portion of the award under the program would be paid in the form of stock, but only if the established performance criteria are met. The Committee believes that this change helps align the interests of McCormick’s executives with the interests of stockholders.

We establish our financial performance goals to instill in our executive officers an incentive to generate financial growth for McCormick which is competitive with growth rates exhibited by the highest performers among our Peer Group companies. This program plays an important role in aligning the compensation of executives with key financial accomplishments (e.g., relative TSR growth, cumulative sales growth, and/or EPS), all of which the Compensation Committee believes drive stockholder value over the long-term and are therefore important indicators of the performance of our top executives. The three-year performance timeframe for this plan complements the annual performance focus provided by the annual incentive program and the longer-term focus provided by stock options.

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Throughout fiscal 2013, there were three active award cycles in this program, one of which ended on November 30, 2013.

•	Completed Cycle: For the three year award cycle beginning on December 1, 2010 and ending on November 30, 2013 (fiscal 2011-2013), the Compensation Committee approved two metrics: (1) McCormick’s TSR relative to the TSR generated by our Peer Group companies; and (2) cumulative sales growth. Additionally, the Compensation Committee determined that the sales growth metric should be paid in stock rather than cash. The Committee felt that by doing so, the executive compensation alignment with stockholder interests would continue to be strengthened. Achievements in TSR continue to be paid in cash.

•	Active Cycles: For the three year award cycles beginning on December 1, 2011 and ending on November 30, 2014 (fiscal 2012-2014) and beginning December 1, 2012 and ending on November 30, 2015 (fiscal 2013-2015), the Compensation Committee again approved the relative TSR metric and a cumulative sales growth metric. The forms of payment remain the same as in the cycle completed on November 30, 2013.

Cumulative TSR growth relative to the growth generated by the members of our Peer Group was considered an appropriate metric for these cycles because it is a clear and objective measurement of return for our stockholders, and its inclusion as a performance indicator ensures that the interests of plan participants remain aligned with those of our investors. The higher McCormick’s TSR rank in relation to Peer Group returns, the bigger the cash award paid; the lower the TSR rank, the smaller the payment made. Separate performance goals for cumulative sales growth and TSR were established for each cycle.

The cash payment made to Named Executive Officers for the performance cycle ending November 30, 2013, is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below. The Compensation Committee approved the cash payment to participants at 70% of target because of compounded three-year TSR percentile growth of 42nd percentile and share payment to participants at 200% of target because of a compounded three-year sales growth of 19.9%. FY2014 is the third year of the fiscal 2012-2014 three-year performance cycle and the second year of the fiscal 2013-2015 three-year performance cycle. If the established performance targets for these cycles are achieved, the related cash and stock awards will be paid no later than February 2015 and February 2016, respectively. As required by SEC rules, the portion of the fiscal 2012-2014 cycle and the fiscal 2013-2015 cycles that may be paid in shares, if earned, is reflected in the Stock Awards column of the Summary Compensation Table below, even though it would not be paid until the end of the cycle.

For the three-year performance cycles completed in fiscal 2013 or currently in progress, the cumulative three-year sales growth and TSR thresholds and maximums are as follows:

	FY2011–2013 Performance Period
	Sales Growth	TSR
Threshold	6.0%	30th Percentile
Maximum	17.0%	80th Percentile and above
Actual Performance	19.9%	42nd Percentile

	FY2012–2014 and FY2013-2015 Performance Periods
	Sales Growth	TSR
Threshold	9.0%	30th Percentile
Maximum	21.0%	80th Percentile and above

(d)	Long-Term Equity Incentive Program: We offer long-term equity incentive compensation opportunities as well as mid-term incentives because we believe the combination provides an appropriately balanced focus on both mid-term and long-term stockholder value. Long-term awards are granted at the meeting of the Board of Directors that is held on the same day as our Annual Stockholders’ Meeting. In fiscal 2013, the Compensation Committee determined that the long-term awards for executive officers, including the Named Executive Officers, should be 100% stock options, the same award format as had been granted in the previous year. The Compensation Committee decided to issue stock options because it believes that stock options provide the most direct and effective method for aligning the interests of our executive officers with those of our stockholders over the long-term. The exercise price of stock options is equal to the closing price of McCormick common stock on the date of grant.

The number of option shares is determined by dividing the stock option cash value by the closing price of McCormick common stock on the date of grant and multiplying the result by a factor of 6.5, which reflects the current correlation between the Black-Scholes model for valuing of option shares and the market value of the shares. The number of options is then rounded to the closest 100.

The target value of mid-term and long-term incentive awards is determined by reference to benchmark data. Each executive officer is assigned an aggregate award value which, when combined with their salary and annual incentive, reflects the 50th percentile of the total compensation of comparably positioned officers of our Market Group companies. The mix of cash and equity-based awards is determined each year by the Compensation Committee by reference to the typical blend of such awards in the Market Group.

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Role of the Independent Compensation Consultant & Recommendations by the CEO

Independent Consultant: Pursuant to its Charter, the Committee has the sole authority to retain and terminate the services of any outside compensation advisers to the Committee. For fiscal 2013, the Compensation Committee retained Exequity L.L.P. to provide advice to the Committee on general program design and best practices, as well as to assist the Committee in determining the relationship between the programs and the levels of compensation paid to our executive officers and directors to the Peer Group companies identified above. Exequity L.L.P. reported directly to the Committee and neither Exequity L.L.P. nor any of its affiliates provide any other services to the Company, its management or executive officers. The Compensation Committee has assessed the work performed by Exequity L.L.P. and has determined both that Exequity L.L.P. is independent, and that its work did not raise any conflict of interest. While Exequity L.L.P. performed the general competitive review, as requested by the Committee, Exequity L.L.P. did not determine the amount or form of compensation with respect to McCormick’s executive officers.

CEO Recommendations: The compensation of every McCormick employee, including each Named Executive Officer, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. During 2013, Mr. Wilson provided recommendations to the Compensation Committee with respect to the base salary amounts, performance targets for the annual, mid-term and long-term incentive programs, and any adjustments to the value of mid-term and long-term awards for each Named Executive Officer (other than himself). These recommendations were based on the Market Group data reviewed by the Committee and Mr. Wilson’s assessment of the executive’s relative experience, overall performance, and impact on the accomplishment of McCormick’s financial goals and strategic objectives during the prior year. While the Compensation Committee took Mr. Wilson’s recommendations under advisement, it independently evaluated the pay recommendations for each executive officer and made all final compensation decisions in accordance with its formal responsibilities as defined in its Charter.

Except as noted in the following sentence, Mr. Wilson does not make any recommendations as to his own compensation and such decisions are made solely by the Compensation Committee. For fiscal 2013, Mr. Wilson requested that the Compensation Committee not increase his base salary, and his request was approved by the Committee. The Compensation Committee determined Mr. Wilson’s compensation, including base salary, performance targets and the value of the annual, mid-term and long-term awards privately in executive session.

No other executive officer of McCormick determined or recommended the amount or form of executive or director compensation to the Committee during fiscal 2013.

Share Ownership Guidelines for Executive Officers

We believe our executive officers should be invested in the success of the organization they lead, and thus the Compensation Committee adopted share ownership guidelines in 2004. In June 2013, the Committee reviewed our share ownership guidelines as compared to those of the Market Group companies. A majority of the Market Group companies set share ownership guidelines based on a multiple of base salary similar to ours. Based upon its review, the Committee concluded that no changes were necessary to the previously established guidelines, which are as follows:

Multiple of Base Pay
Chief Executive Officer	5.0x
Executive Vice President and executive officers serving as Presidents of major business units	3.0x
Senior Vice President	2.0x
Vice President	1.6x

Shares owned by an executive officer include common stock allocated to the officer’s 401(k) plan account as well as other shares which are beneficially owned, directly or indirectly, by the officer, but do not include shares available under vested but unexercised options.

All executive officers have five years from their appointment as an executive officer to meet these guidelines, and their stock ownership is reviewed annually by the Compensation Committee. Based on the closing price of the common stock on the Record Date, all of our Named Executive Officers satisfy the guidelines.

2.	Retirement Benefits and Personal Benefits

(a)	Retirement Benefits: We provide a tax-qualified defined benefit pension plan in which most of our U.S. employees are eligible to participate, including the Named Executive Officers. For employees hired prior to December 1, 2000, base salary only is included in the calculation of the pension benefit, while base salary and the annual incentive bonus are included in the calculation of the pension benefit for employees hired on or after December 1, 2000. Effective January 1, 2012, the pension plan was closed to new entrants; however, persons who were employees prior to January 1, 2012 will continue to accrue benefits under the pension plan in accordance with its existing terms, before and after January 1, 2012.

We also provide a supplemental executive retirement plan (“SERP”) for a limited number of senior management employees who are age 50 and older, including the Named Executive Officers. Providing a supplemental retirement benefit is consistent with comparable organizations and provides a significant retention

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benefit. The senior executive program contained in McCormick’s SERP provides the Named Executive Officers who are age 50 and older with a credit of one additional month of service for each month of service in the SERP between ages 55 and 60. For the Named Executive Officers hired before December 1, 2000, the SERP also includes a significant portion of the executives’ incentive bonuses in the calculation of the SERP pension benefit in recognition of the fact that a substantial portion of the total compensation for these executives is performance-based compensation, consistent with our compensation policy. For Named Executive Officers hired on or after December 1, 2000, the SERP is calculated by multiplying the benefit by a factor based upon the Named Executive Officer’s wage grade at the date of retirement. The mid-term and long-term cash and equity based incentive awards described above are not included in the calculation of the SERP benefit.

(b)	Personal Benefits: The Named Executive Officers received a limited number of personal benefits, including a fixed car allowance and fixed executive benefit allowance for expenses associated with financial planning and wellness. These benefits make up a small portion of the total compensation of our Named Executive Officers and we believe the retention value of these benefits exceeds the cost of such benefits to McCormick. The Company does not provide tax gross-ups for personal benefits, such that these benefits are fully taxable to the recipient.

(c)	Company Airplane: McCormick maintains a Company airplane. It is preferred that the CEO and other executives, including the Named Executive Officers, use McCormick’s airplane whenever air travel is required for business purposes. This provides for a more efficient use of their time given the greater likelihood of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed, and enhances personal security. Spouses, family and other guests generally may accompany the executive on the airplane when the executive is traveling. If the travel by the executive, spouse, family, or guest does not meet the United States Internal Revenue Service standard for business use, the cost of that travel is imputed as income to the executive and the executive is fully responsible for any associated tax liability. To the extent any travel on the airplane results in imputed income to the Named Executive Officer, the Company does not provide gross-up payments to cover the Named Executive Officer’s personal income tax obligation due to such imputed income. The Company does not incur any incremental out-of-pocket costs when additional passengers accompany an executive on the Company airplane.

For additional information on the above personal benefits, see the “All Other Compensation” column and related footnotes to the Summary Compensation Table.

Performance-Based Compensation and Risk

The Compensation Committee considers risk as well as motivation when establishing performance criteria. During fiscal 2013, the Compensation Committee engaged in a process of reviewing all of the Company’s incentive compensation plans to determine whether the Company’s compensation policies and practices foster risk taking above the level of risk associated with the Company’s business model. In the course of its examination, the Committee evaluated:

•	The balance of performance and the quality and sustainability of performance;

•	The mix between annual, mid-term and long-term incentives;

•	The relationship between performance criteria for annual, mid-term and long-term incentive awards;

•	Competitive practices;

•	Share retention requirements; and

•	Clawback provisions.

On the basis of this review, the Compensation Committee determined that the Company’s incentive compensation plans are appropriately structured and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Provisions

McCormick’s 2013 Omnibus Incentive Plan (the “2013 Plan”), which was approved by stockholders at the April 3, 2013 Annual Meeting, and the prior 2007 Omnibus Incentive Plan, which was replaced by the 2013 Plan, outlines circumstances under which share-based and cash-based awards made under that plan may be forfeited, annulled, and/or reimbursed to McCormick. Such circumstances include: a forfeiture of the gain realized by a participating employee on account of actions taken by the employee in violation of the award agreements issued under the 2013 Plan, and/or a finding by the Compensation Committee that a participating employee has been terminated for cause (“cause” means, as determined by the Compensation Committee, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of, or plea of nolo contendre to, a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of those agreements between the participant and McCormick or an affiliate, as specified in the 2013 Plan).

Furthermore, if McCormick is required to prepare an accounting restatement due to the material noncompliance of McCormick, as a result of misconduct, with any financial reporting requirement under the securities laws, then (i) the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and (ii) any participant who (a) knowingly engaged in the misconduct, (b) was grossly negligent in engaging in the misconduct, (c) knowingly failed to prevent the misconduct, or (d) was grossly negligent in failing to prevent the misconduct, is required to reimburse McCormick the amount of any payment in settlement of an award earned or accrued under the 2013 Plan during the twelve month period following the public issuance or Exchange Act filing (whichever first occurred) of the financial document that contained such material noncompliance.

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In addition, any award granted pursuant to the 2013 Plan shall be subject to mandatory repayment by the participant to McCormick to the extent the participant is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule, regulation or stock exchange listing standard, or (b) any law, rule, regulation or stock exchange listing standard that imposes mandatory recoupment under the circumstances set forth in such law, rule, regulation or listing standard.

Performance-Based Compensation – Section 162(m)

The Compensation Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the Named Executive Officers, under Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), compensation paid to certain executive officers in excess of $1,000,000 is not deductible unless it qualifies as “performance-based compensation.” The Committee endeavors to structure the executive compensation program so that each executive’s compensation will generally be fully deductible. However, the Committee retains the right to approve compensation that is not fully deductible under Section 162(m). The compensation paid pursuant to our cash-based annual and our mid-term and long-term incentive programs is intended to qualify as “performance-based compensation” for purposes of Section 162(m). Base salaries do not qualify as “performance-based compensation” pursuant to the requirements of Section 162(m).

For fiscal 2013, compensation for Mr. Wilson exceeded the Section 162(m) limitation due primarily to base salary.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the foregoing Compensation Discussion and Analysis with management and, based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in McCormick’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013, and in this proxy statement.

Submitted by:	Compensation Committee
William E. Stevens, Chair
John P. Bilbrey
Michael D. Mangan
George A. Roche

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Executive Compensation Tables

Summary Compensation Table

The following table sets forth the compensation earned during the applicable fiscal year by our CEO and CFO during fiscal 2013, each of the other three most highly compensated executive officers of McCormick who were executive officers as of the end of fiscal 2013, and, in accordance with SEC rules, Mark T. Timbie, for whom disclosure would have been provided but for the fact that he retired (effective July 1, 2013) prior to the end of fiscal 2013.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Alan D. Wilson	2013	1,000,000	750,000	1,719,752	1,167,500	774,816	57,885	5,469,953
Chairman, President and Chief	2012	1,000,000	750,000	1,322,148	3,000,700	3,389,149	57,569	9,519,566
Executive Officer	2011	992,050	750,000	1,685,890	3,167,700	1,118,536	55,800	7,769,976
Gordon M. Stetz, Jr.	2013	493,462	212,500	429,938	315,250	(186,806)	57,885	1,322,229
Executive Vice President and Chief	2012	476,680	175,000	278,913	886,382	861,397	57,569	2,735,941
Financial Officer	2011	463,640	175,000	355,555	933,443	433,996	55,800	2,417,434
W. Geoffrey Carpenter	2013	441,827	150,000	301,146	208,780	(318,261)	49,025	832,517
Vice President, General Counsel &
Secretary
Lawrence E. Kurzius	2013	518,558	212,500	479,182	294,235	291,272	57,885	1,853,632
President, Global Consumer & Chief	2012	491,679	212,500	367,821	1,156,429	345,432	60,054	2,633,915
Administrative Officer	2011	481,279	212,500	469,812	1,050,206	174,753	55,800	2,444,350
Charles T. Langmead	2013	490,154	175,000	362,701	226,750	326,627	54,536(7)	1,635,768
President,	2012	455,019	175,000	278,913	921,788	1,832,126	57,979(7)	3,720,825
Global Industrial	2011	437,050	175,000	355,555	731,416	383,723	56,200(7)	2,138,944
Mark T. Timbie(8)	2013	300,000	212,500	479,182	244,958	182,079	190,338	1,609,057
Former President, Consumer Foods	2012	516,679	212,500	367,821	1,028,241	1,340,389	57,569	3,523,199
Americas and Chief Administrative Officer	2011	506,104	212,500	469,812	1,058,879	550,523	55,800	2,853,618
(1)	The Salary and Non-Equity Incentive Plan Compensation columns include amounts deferred at the election of the Named Executive Officer. For more information on the amount of cash compensation deferred for each Named Executive Officer during fiscal 2013, see the “Non-Qualified Deferred Compensation Table” below.
(2)	Before fiscal 2011, awards under the Mid-Term Incentive Program (MTIP) were made in cash only and, if earned, were shown in the column on “Non-Equity Incentive Plan Compensation” at the end of the three-year cycle. For fiscal 2011, 2012 and 2013, the Compensation Committee determined that MTIP awards would be 50% cash and 50% equity. We are required to report the equity portion of the award at the beginning of the MTIP cycle, even though it will not be paid (if at all) until the end of the cycle. The amounts shown assume performance at target. The cash portion of the award is not reported until the end of the cycle. Both the cash and equity portions of the award are paid only if performance conditions are met. Refer to the “Grants of Plan-Based Awards” table below for the threshold, target, and maximum amounts that can be earned. Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 related to the equity component of the FY2011-FY2013, FY2012-FY2014 and FY2013-FY2015 MTIP cycles. For a discussion of the assumptions used in determining these values, see Note 10 to our 2013 audited financial statements.
(3)	Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to each fiscal year for each Named Executive Officer related to grants of stock options pursuant to our 2007 and 2013 Omnibus Incentive Plans. For a discussion of the assumptions used in determining these values, see Note 10 to our 2013 audited financial statements.
(4)	Amounts shown represent the cash awards earned by the Named Executive Officer under our Annual Performance-Based Incentive Compensation Plan for each performance period. For further information, see the “Grants of Plan-Based Awards” table and accompanying footnotes below. Amounts shown for each fiscal year also include cash awards paid to participants for three three-year MTIP cycles, the first beginning on December 1, 2008 and ending on November 30, 2011, the second beginning on December 1, 2009 and ending on November 30, 2012 and the third beginning on December 1, 2010 and ending on November 30, 2013.
(5)	Amounts represent the actuarial change in the present value of the Named Executive Officer’s benefit under our defined benefit pension plan and SERP. While these amounts appear as a lump sum, the normal form of payment is an annuity payment. The pension number reported is an accounting value and was not realized by the Named Executive Officer during 2013.
(6)	Each Named Executive Officer who is also a Management Committee member receives a $22,000 executive auto allowance annually (Mr. Carpenter, who is not a Management Committee member, receives a $13,140 executive auto allowance annually). Each also received a $24,000 executive benefit allowance until August 31, 2013 when it was reduced to $17,000 annually, resulting in each NEO receiving an executive benefit allowance of $22,116 for fiscal 2013. At the same time as the reduction, each actively employed NEO was offered the opportunity to enroll in an Executive Financial Counseling program at an annualized rate of $14,000, or $3,769 in actual value for fiscal 2013 for each NEO who enrolled in the program (Mr. Langmead did not enroll in this program). Each also received $10,000 in matching funds under the McCormick 401(k) plan in fiscal 2013.
(7)	As do all other U.S. employees who achieve 30 years of service, Mr. Langmead receives a long-term service award each year, which was $420 in fiscal 2013.
(8)	For fiscal 2013, Mr. Timbie’s executive auto and benefit allowances, paid bi-weekly until his retirement date, amounted to $12,692 and $13,846, respectively. He will also receive a prorated portion of both shares and cash from the three active MTIP cycles during which he was an active employee. See “Annual Performance-Based Incentive Compensation” above for an explanation of how Mr. Timbie’s bonus amount was calculated for fiscal 2013, and “Treatment of NEO who Terminated Employment in 2013” below for an explanation of compensation items and other benefits Mr. Timbie received upon his retirement effective July 1, 2013.

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Narrative to the Summary Compensation Table

McCormick does not maintain any employment agreements with the Named Executive Officers or other executive officers. In addition, dividends are not accrued or paid on unexercised options. The Company does not provide tax gross-ups for personal benefits or for the use of the Company airplane by Named Executive Officers.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards by McCormick during fiscal 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Equity Exercise	Grant Date
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(3)(4)	Target (#)(4)	Maximum (#)(4)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)(5)	or Base Price of Option Awards ($/Sh)(6)	Fair Value of Stock and Option Awards ($)
Alan D.	-	0.00	1,250,000(1)	2,500,000(1)	-	-	-	-	-	-	-
Wilson	12/1/2012	187,500(2)	750,000(2)	1,500,000(2)	2,896	11,585	23,170	-	-	-	750,000(8)
	4/3/2013	-	-	-	-	-	-	-	181,600	71.60	1,719,752(7)
Gordon M.	-	0.00	375,000(1)	750,000(1)	-	-	-	-	-	-	-
Stetz, Jr.	12/1/2012	53,125(2)	212,500(2)	425,000(2)	821	3,282	6,565	-	-	-	212,500(8)
	4/3/2013	-	-	-	-	-	-	-	45,400	71.60	429,938(7)
W. Geoffrey	-	0.00	270,000(1)	540,000(1)	-	-	-	-	-	-	-
Carpenter	12/1/2012	37,500(2)	150,000(2)	300,000(2)	579	2,317	4,634	-	-	-	150,000(8)
	4/3/2013	-	-	-	-	-	-	-	31,800	71.60	301,146(7)
Lawrence E.	-	0.00	397,500(1)	795,000(1)	-	-	-	-	-	-	-
Kurzius	12/1/2012	53,125(2)	212,500(2)	425,000(2)	821	3,282	6,565	-	-	-	212,500(8)
	4/3/2013	-	-	-	-	-	-	-	50,600	71.60	479,182(7)
Charles T.	-	0.00	375,000(1)	750,000(1)	-	-	-	-	-	-	-
Langmead	12/1/2012	43,750(2)	175,000(2)	350,000(2)	676	2,703	5,406	-	-	-	175,000(8)
	4/3/2013	-	-	-	-	-	-	-	38,300	71.60	362,701(7)
Mark T.	-	0.00	227,500(1)	455,000(1)	-	-	-	-	-	-	-
Timbie	12/1/2012	53,125(2)	212,500(2)	425,000(2)	821	3,282	6,565	-	-	-	212,500(8)
	4/3/2013	-	-	-	-	-	-	-	50,600	71.60	479,182(7)
(1)	Amounts shown represent the target and maximum amounts that could have been earned for fiscal 2013 by each Named Executive Officer under our Annual Performance-Based Incentive Compensation Plan. The actual amounts earned by each Named Executive Officer are included in the fiscal 2013 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)	Amounts shown represent the threshold, target and maximum amount that could be earned under the cash component of the FY2013-FY2015 MTIP cycle.
(3)	Amounts shown represent the minimum amounts payable if the threshold performance goals are achieved. No payments will be made for performance below the threshold level.
(4)	Amounts represent the threshold, target and maximum amount (in shares) that could be earned under the stock component of the FY2013-FY2015 MTIP cycle.
(5)	Amounts shown include awards of stock options under the 2013 Omnibus Incentive Plan. These stock options vest based upon the executive’s continued services to McCormick and will vest in equal installments over four years (subject to certain acceleration provisions, as discussed under “Potential Payments upon Termination or Change in Control” below).
(6)	The exercise price of the stock options is equal to the closing price of the common stock on the grant date.
(7)	Amounts shown represent the grant date fair value of each equity award granted during fiscal 2013 for each Named Executive Officer.
(8)	Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 related to the equity component of the FY2013-FY2015 MTIP cycle based on the target amount payable if the performance conditions are met. For a discussion of the assumptions used in determining these values, see Note 10 to our 2013 audited financial statements.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by each Named Executive Officer as of November 30, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Alan D. Wilson	0	181,600(1)	71.60	4/2/2023
	46,100	138,300(2)	54.24	3/27/2022
	105,500	105,500(3)	47.40	3/29/2021
	175,800	58,600(4)	38.39	3/30/2020
	131,731	0	29.89	3/24/2019
					2,896(5)	199,824
					15,376(6)	1,060,944
Gordon M. Stetz, Jr.	0	45,400(1)	71.60	4/2/2023
	9,725	29,175(2)	54.24	3/27/2022
	22,250	22,250(3)	47.40	3/29/2021
	15,843	12,375(4)	38.39	3/30/2020
					821(5)	56,649
					3,588(6)	247,572
W. Geoffrey	0	31,800(1)	71.60	4/2/2023
Carpenter	6,925	20,775(2)	54.24	3/27/2022
	15,800	15,800(3)	47.40	3/29/2021
	5,850	5,850(4)	38.39	3/30/2020
	5,643	0	29.89	3/24/2019
					579(5)	39,951
					2,051(6)	141,519
Lawrence E. Kurzius	0	50,600(1)	71.60	4/2/2023
	12,825	38,475(2)	54.24	3/27/2022
	29,400	29,400(3)	47.40	3/29/2021
	48,975	16,325(4)	38.39	3/30/2020
					821(5)	56,649
					4,357(6)	300,633
Charles T.	0	38,300(1)	71.60	4/2/2023
Langmead	9,725	29,175(2)	54.24	3/27/2022
	22,250	22,250(3)	47.40	3/29/2021
	12,375	12,375(4)	38.39	3/30/2020
	15,874	0	29.89	3/24/2019
					676(5)	46,644
					3,588(6)	247,572
Mark T. Timbie	50,600	0	71.60	7/1/2018
					821(5)	56,649
					4,357(6)	300,633

(1)	The remaining unvested stock options will vest in equal increments on April 3 of 2014, 2015, 2016, and 2017.
(2)	The remaining unvested stock options will vest in equal increments on March 28 of 2014, 2015, and 2016.
(3)	The remaining unvested stock options will vest in equal increments on March 30 of 2014, and 2015.
(4)	The remaining unvested stock options will vest in equal increments on March 31 of 2014.
(5)	In accordance with SEC rules, the amounts shown represent the threshold amounts of the equity component of the FY2013-FY2015 MTIP cycle because our fiscal 2013 performance does not exceed the threshold performance measure established for this MTIP cycle.
(6)	In accordance with SEC rules, the amounts shown represent the target amounts of the equity component of the FY2012-FY2014 MTIP cycle because our cumulative performance for fiscal years 2013 and 2012 exceeds the threshold performance measure established for this MTIP cycle.
(7)	In accordance with SEC rules, the amounts shown in the table are based on the closing market price of our Common Stock Non-Voting on November 30, 2013 (the last business day of our fiscal year) of $69.00.

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Option Exercises and Stock Vested in Last Fiscal Year

The following table sets forth option exercises which occurred during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan D. Wilson	-	-	-	-
Gordon M. Stetz, Jr.	37,156	1,352,157	-	-
W. Geoffrey Carpenter	1,881	78,099	-	-
Lawrence E. Kurzius	83,900	3,558,199	-	-
Charles T. Langmead	97,676	2,946,079	-	-
Mark T. Timbie	149,024	3,346,715	-	-
(1)	The amounts shown are calculated based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the options, multiplied by the number of shares for which the options were exercised. The actual value realized by each Named Executive Officer, after payment of related taxes and fees, was as follows: Mr. Stetz - $770,069; Mr. Carpenter - $49,825; Mr. Kurzius - $1,841,517; Mr. Langmead - $1,610,668; and Mr. Timbie - $1,990,029.

Pension Benefits

McCormick’s tax-qualified pension plan is a defined benefit, non-contributory plan. Similar to all other participants in the plan, the Named Executive Officers are generally eligible to participate in the plan upon completing one year of service. The normal retirement age pursuant to the plan is 65, however a participant may retire at 62 without receiving a reduction in benefits due to age, or as early as 55 with their benefits reduced 5/12 of 1% per month for each month that the participant is less than age 62. As of November 30, 2013, Mr. Carpenter, Mr. Kurzius, Mr. Langmead and Mr. Wilson were eligible for early retirement with reduced benefits. Mr. Timbie elected to take early retirement effective July 1, 2013. Effective January 1, 2012, the pension plan was closed to new entrants; however, persons who were employees prior to January 1, 2012 will continue to accrue benefits under the pension plan in accordance with its existing terms, before and after January 1, 2012.

The plan provides benefits (which are reduced by an amount equal to 50% of the participant’s Social Security benefit for those employees hired before December 1, 2000) based on the participant’s years of service and the highest average compensation over a period of five consecutive years. As defined in the plan, “years of service” means all of the executive’s years of service to McCormick after becoming eligible to enter the plan (generally after one year of employment with McCormick). However, if a participant experiences a total and permanent disability prior to age 65, the participant’s benefit will be based upon the participant’s years of service as if he or she had served to the later of age 65 or five years after the total and permanent disability and compensation as of the date of the total and permanent disability. Also as defined in the pension plan, “highest average compensation” means base pay only for employees hired prior to December 1, 2000, and base pay and annual incentive bonus for employees hired on or after December 1, 2000. All the Named Executive Officers were hired prior to December 1, 2000, except Mr. Kurzius who was hired after that date.

The Named Executive Officers also participate in the senior executive program of the supplemental executive retirement plan (“SERP”), which was adopted in 1979. The SERP provides a limited group of senior executives age 50 and older with an inducement to retire before age 65 by providing participating executives with an additional month of service credit for each month of service in the SERP between ages 55 and 60. For executive participants hired prior to December 1, 2000, the SERP includes a significant portion of the executives’ annual bonuses in the calculation of pension benefits. Specifically, the calculation of average monthly earnings includes 90% of 1/12 of the average of the five highest annual bonuses payable for any five of the ten calendar years immediately preceding termination. For Named Executive Officers hired on or after December 1, 2000, the SERP is calculated by multiplying the benefit amount by a factor based upon the Named Executive Officer’s wage grade at the date of retirement.

If the participating executive experiences a termination by McCormick without cause prior to age 55, the executive’s SERP benefit will vest immediately upon such termination and will be based upon the executive’s years of service and compensation as of the date of the termination. Only an annuity form of benefit is permitted under both the qualified plan and the SERP, except in the event of a change in control, and in that event, a lump sum benefit is paid under the SERP. The Compensation Committee has closed the senior executive SERP program to new entrants; however, as is the case with the pension plan, executives who are currently participating in the senior executive SERP program will continue to accrue benefits under the plan in accordance with its existing terms.

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The following table sets forth the accumulated benefit payable upon retirement to each of the Named Executive Officers pursuant to our defined benefit plan and the SERP.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Alan D. Wilson	Pension Plan	19 yrs. 2 mos.	725,581	0
	SERP	20 yrs. 3 mos.	7,377,757	0
Gordon M. Stetz, Jr.	Pension Plan	25 yrs.	628,736	0
	SERP	25 yrs.	1,613,771	0
W. Geoffrey Carpenter	Pension Plan	28 yrs. 6 mos.	1,355,300	0
	SERP	32 yrs. 8 mos.	3,787,533	0
Lawrence E. Kurzius	Pension Plan	8 yrs. 11 mos.	183,322	0
	SERP	9 yrs. 9 mos.	898,268	0
Charles T. Langmead	Pension Plan	35 yrs. 6 mos.	1,091,255	0
	SERP	37 yrs. 1 mo.	3,148,020	0
Mark T. Timbie	Pension Plan	15 yrs. 11 mos.	729,773	0
	SERP	19 yrs. 10 mos.	3,605,795	0
(1)	Represents the number of years of service credited to the Named Executive Officer under the respective plan, computed as of the same pension plan measurement date used pursuant to our fiscal 2013 audited financial statements (November 30, 2013). Actual years of service are as follows: Mr. Wilson – 20 yrs, 2 mos; Mr. Stetz - 26 yrs; Mr. Carpenter – 29 yrs, 6 mos; Mr. Kurzius - 8 yrs, 11 mos; Mr. Langmead - 37 yrs, 4 mos; and Mr. Timbie – 16 yrs, 11 mos until his retirement effective July 1, 2013. The difference in Mr. Wilson’s, Mr. Carpenter’s, Mr. Kurzius’, Mr. Langmead’s, and Mr. Timbie’s credited service between the two plans is due to the additional credit provided by the SERP for each month of service in the Plan after age 55.
(2)	Amounts represent the actuarial present value of the Named Executive Officer’s accumulated benefit under each respective plan, computed as of the same pension plan measurement date used pursuant to our fiscal 2013 audited financial statements. For a discussion of the assumptions used in this valuation, see Note 9 to our fiscal 2013 audited financial statements. All assumptions are the same for purposes of the above calculation, other than the assumed retirement age is age 62, the earliest age at which the executives may retire with unreduced benefits.

Non-Qualified Deferred Compensation

In 1999, McCormick adopted a deferred compensation plan that allows a limited number of management employees, including each of the Named Executive Officers, to defer up to 80% of their base salary and up to 80% of their annual cash bonus each year. These percentages were chosen to provide maximum deferral flexibility while requiring sufficient non-deferral salary out of which federal withholding and certain other payroll-based items could be funded. McCormick makes no contributions to the plan. For all plan participants, including each of the Named Executive Officers, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of benchmark fund alternatives.

These fund alternatives are the same as those available under the McCormick 401(k) Retirement Plan, except there is also one real estate fund (which is generally publicly-available) that is offered under this plan that is not available under the McCormick 401(k) Retirement Plan because it was determined by the Investment Committee to have a risk level that is not appropriate to offer in the more general McCormick 401(k) Retirement Plan. Participants may generally elect to change their fund choices at any time (there are certain restrictions applicable to participants subject to Section 16 of the Exchange Act).

In most cases, deferred amounts plus earnings are paid upon the participant’s retirement or termination of employment. For deferrals made prior to 2005, upon a participant’s termination of employment, the plan balance is paid on a lump-sum basis. Upon retirement, the plan balance is paid in either a lump sum or in 5, 10, 15, or 20-year installments based on the participant’s election made at the time of the deferral. For deferrals made in 2005 and beyond, the plan balance is paid six months following retirement or termination in either a lump sum or in 5, 10, 15, or 20-year installments based on the participant’s election made at the time of the deferral.

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The following table sets forth the Named Executive Officers’ contributions, account earnings and aggregate balance under the nonqualified deferred compensation plan as of November 30, 2013.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Alan D. Wilson	324,280	896,570	0	4,308,664
Gordon M. Stetz, Jr.	123,559	107,319	0	959,912
W. Geoffrey Carpenter	51,888	31,531	0	456,619
Lawrence E. Kurzius	293,844	441,702	0	2,211,848
Charles T. Langmead	0	85,580	0	411,871
Mark T. Timbie	64,000	380,336	0	4,143,685
(1)	Amounts represent deferrals of base salary and annual non-equity incentive plan compensation by each respective Named Executive Officer during fiscal 2013 as follows: Mr. Wilson - $0 (salary), $324,280 (non-equity incentive plan compensation); Mr. Stetz - $49,269 (salary), $74,290 (non-equity incentive plan compensation); Mr. Carpenter - $4,904 (salary), $46,984 (non-equity incentive plan compensation); Mr. Kurzius - $103,442 (salary), $190,402 (non-equity incentive plan compensation); and Mr. Timbie - $64,000 (salary), $0 (non-equity incentive plan compensation). The salary amounts are included with the “Salary” column of the “Summary Compensation Table” above. The non-equity incentive plan compensation amounts are fiscal 2012 annual incentive compensation that was paid during fiscal 2013 and thus are not included in the Summary Compensation Table for fiscal 2013. The “Executive Contributions in Last Fiscal Year” column does not include executive contributions made in fiscal 2014 relating to non-equity incentive plan compensation earned in fiscal 2013.
(2)	Non-qualified deferred compensation earnings are not above-market or preferential and therefore these amounts are not reported in the “Summary Compensation Table” above.
(3)	Of these amounts, the following aggregate amounts are included in the Summary Compensation Table above (either as fiscal 2011, 2012 or 2013 compensation) for each Named Executive Officer: Mr. Wilson - $1,206,190; Mr. Stetz - $277,153; Mr. Carpenter - $274,202; Mr. Kurzius - $941,089; Mr. Langmead - $0; and Mr. Timbie - $852,398.

Potential Payments Upon Termination or Change in Control

McCormick does not maintain any employment agreements that provide the Named Executive Officers with payments upon a termination or change in control of McCormick that are not available generally to all employees of McCormick on a non-discriminatory basis. Similar to all McCormick employees, upon termination without cause, each Named Executive Officer is entitled to receive the following payments and benefits:

•	a lump sum payment equal to his or her accrued but unused vacation time;

•	post-employment health benefits for the remainder of the calendar month of departure and optional benefits payable under the Consolidated Omnibus Benefits Reconciliation Act for up to 18 months following termination;

•	severance equal to one week of base pay for every year of service, plus six weeks;

•	in the event of a termination of employment due to total and permanent disability, a monthly payment equal to 50% of salary minus 50% of the Social Security payment received, paid in equal monthly installments until the executive attains age 65; and

•	in the event of death before termination or retirement, a one-time benefit is paid to his or her beneficiary in an amount equal to the executive’s base salary, subject to a limit of $500,000.

In addition, upon termination of employment, including retirement, the applicable Named Executive Officers are entitled to receive their respective balances pursuant to our nonqualified deferred compensation plan, as described above under “Non-Qualified Deferred Compensation.”

Equity Plans

The vesting schedules under outstanding equity awards accelerate upon death, total and permanent disability, involuntary termination without cause, retirement and a “change in control” (defined below). While this benefit is available to all of our equity plan participants equally, pursuant to SEC requirements we have included this acceleration benefit in the table below.

A “change in control” is generally defined as:

•	the consolidation or merger of McCormick with or into another entity where McCormick is not the continuing or surviving corporation, except for any consolidation or merger in which, generally, the holders of McCormick’s Common Stock and Common Stock Non-Voting immediately before the consolidation or merger own in excess of 50% of the voting stock of the surviving corporation;

•	any sale, lease, exchange or other transfer of all or substantially all of the assets of McCormick;

•	any person becoming the beneficial owner, directly or indirectly, of McCormick securities representing more than 13% (or 35% in the event that the vote limitation provision of McCormick’s Charter is deemed unenforceable) of the voting power of all the outstanding securities of McCormick having the right to vote in an election of the Board; or

•	directors elected by the Company’s stockholders at the most recent annual meeting of stockholders, and any new directors approved by at least a majority of the directors then in office, cease to constitute a majority of the members of the Board.

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Estimates of Payments Upon Termination or Change in Control

The table below sets forth estimated payment amounts each Named Executive Officer would have received, unless otherwise noted, upon death, total and permanent disability, retirement, involuntary termination without cause, or change in control, assuming a triggering event on November 30, 2013. For purposes of the estimated amounts below, we have assumed that the price per share of our common stock was $69.00, the closing market price of our Common Stock Non-Voting on November 30, 2013 (the last day of our fiscal year).

In addition, we have not included each applicable Named Executive Officer’s award under the Annual Performance-Based Incentive Compensation program, or their respective balances pursuant to our Non-Qualified Deferred Compensation Plan, as these amounts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” and the “Aggregate Balance at Last FYE” column of the Non-Qualified Deferred Compensation” table, above. Amounts payable to Mr. Timbie, who retired in 2013, are discussed separately below under “Treatment of NEO who Terminated Employment in 2013.”

Potential Payments Upon Termination or Change in Control (“CIC”)	Alan D. Wilson	Gordon M. Stetz, Jr.	W. Geoffrey Carpenter	Lawrence E. Kurzius	Charles T. Langmead
Mid-Term Incentive Program:
FY2012-2014 Performance Period
Retirement/Death/Disability/Involuntary Termination(1)	$1,000,000	$233,333	$133,333	$283,333	$233,333
CIC	1,500,000	350,000	200,000	425,000	350,000
FY2013-2015 Performance Period
Retirement/Death/Disability/Involuntary Termination(1)	500,000	141,667	100,000	141,667	116,667
CIC	1,500,000	425,000	300,000	425,000	350,000
Equity Awards:
Accelerated Stock Options(2)	6,113,854	1,290,022	826,988	1,702,639	1,290,022
Pension Plan Payment(3)
Retirement/Involuntary Termination/CIC	725,581	628,736	1,355,300	183,322	1,091,255
Disability	637,070	686,424	941,395	222,404	808,813
Death	364,213	285,365	649,617	87,261	565,198
SERP Payment(4)
Retirement/Involuntary Termination/CIC	7,377,757(6)	1,613,771(7)	3,787,533(8)	898,268(9)	3,148,020(10)
Disability	5,416,323	1,811,540	1,839,331	966,133	1,929,135
Death	4,093,825	442,418	1,916,749	477,284	1,818,276
Disability Benefits(5)	356,882	106,882	81,882	121,882	106,882
(1)	These amounts represent target awards for the FY2012-2014 and FY2013-2015 performance cycles, adjusted pro rata based on service through November 30, 2013. The Mid-Term Incentive Program provides that these amounts would be further adjusted (0-200%) based on McCormick’s performance.

(2)	These amounts represent the potential gain on options that would become exercisable if a triggering event occurred on November 30, 2013. The amounts are calculated by taking the closing price on November 30, 2013, less the grant price, times the number of unexercisable in-the-money options as of November 30, 2013.

(3)	Present value of benefits payable immediately if triggering event occurred on November 30, 2013. The amounts are calculated based on the 2013 FAS disclosure discount rate of 5.23%, the Generational RP-2000 combined Mortality Table for post-retirement mortality and the PBGC Disability Life Mortality Tables (III and IV) for post-disability mortality. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events.

(4)	Present value of benefits payable immediately if triggering event occurred on November 30, 2013. The amounts are calculated based on the 2013 FAS disclosure discount rate of 5.09%, the Generational RP-2000 combined Mortality Table for post-retirement mortality and the PBGC Disability Life Mortality Tables (III and IV) for post-disability mortality. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events.

(5)	The amount shown is an estimated annual benefit paid to the Named Executive Officer in the event that he becomes totally and permanently disabled.The amounts are calculated on the amount in excess of the $255,000 limit. The amounts set forth in the table above assume the executive’s current base salary and one-half of the maximum Social Security offset, as applicable.

(6)	As of November 30, 2013, the present value of benefits associated with involuntary termination for Mr. Wilson would have been $7,783,683 and $7,661,159 for change in control. The amount shown for Mr. Wilson represents the present value of benefits associated with retirement.

(7)	As of November 30, 2013, the present value of benefits associated with involuntary termination for Mr. Stetz would have been $913,041 and $823,909 for change in control. The amount shown for Mr. Stetz represents the present value of benefits associated with retirement.

(8)	As of November 30, 2013, the present value of benefits associated with involuntary termination for Mr. Carpenter would have been $3,787,533 and $3,730,057 for change in control. The amount shown for Mr. Carpenter represents the present value of benefits associated with retirement.

(9)	As of November 30, 2013, the present value of benefits associated with involuntary termination for Mr. Kurzius would have been $949,803 and $938,975 for change in control. The amount shown for Mr. Kurzius represents the present value of benefits associated with retirement.

(10)	As of November 30, 2013, the present value of benefits associated with involuntary termination for Mr. Langmead would have been $3,351,784 and $3,289,240 for change in control. The amount shown for Mr. Langmead represents the present value of benefits associated with retirement.

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Treatment of NEO who Terminated Employment in 2013

Mr. Timbie voluntarily retired from the Company effective July 1, 2013. Upon his retirement, Mr. Timbie was entitled to receive pension and SERP benefits described in the “Pension Benefits Table” above, as well as retiree health benefits for himself and his dependents, in accordance with the Company’s health plan for retired employees, under which he and the Company share the cost of that continued coverage. Mr. Timbie is also eligible for retiree life insurance coverage under the Company’s retiree life insurance program. The following was provided to Mr. Timbie as a retiree:

•	Payment of $130,000 (equal to three months base salary) made in recognition of his service and for facilitating succession planning. This amount is included in the “All Other Compensation” column of the “Summary Compensation Table” above;

•	Payment of $17,000 for accrued but unused vacation time as of his retirement date. This amount is included in the “All Other Compensation” column of the “Summary Compensation Table” above;

•	Payment of $6,250 for the balance of fiscal 2013, which is equal to what he would have earned had he been a participant in the Company’s Employee Dividend program. This amount is included in the “All Other Compensation” column of the “Summary Compensation Table” above;

•	Payment of $550 as a retirement gift based on years of service. This amount is included in the “All Other Compensation” column of the “Summary Compensation Table” above; and

•	All of his outstanding stock options were fully vested as of his retirement date. Vested stock options can be exercised the sooner of five years from retirement or the original expiration date. The in-the-money value of the vested options on July 1, 2013 was $1,832,307 based on $70.54 per share, the NYSE closing price per share of the Company’s Common Stock Non-Voting on July 1, 2013.

Equity Compensation Plan Information

The following table summarizes information about McCormick’s equity compensation plans as of November 30, 2013:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Plan Category	(a)	(b)	(c)
Equity Compensation Plans approved by security holders(1)	Common Stock 4,293,475 Common Stock Non-Voting 580,888	Common Stock $49.52 Common Stock Non-Voting $35.21	Common Stock 5,051,656 Common Stock Non-Voting 2,613,170
Equity Compensation Plans not required to be approved by security holders	Common Stock 0 Common Stock Non-Voting 0	Common Stock $00.00 Common Stock Non-Voting $00.00	Common Stock 0 Common Stock Non-Voting 0
TOTAL	Common Stock 4,293,475 Common Stock Non-Voting 580,888	Common Stock $49.52 Common Stock Non-Voting $35.21	Common Stock 5,051,656 Common Stock Non-Voting 2,613,170
(1)	Includes the 2001 Stock Option Plan, the 2004 Directors Non-Qualified Stock Option Plans, the 2004 Long-term Incentive Plan, the 2007 and 2013 Omnibus Incentive Plans and the target amount that could be earned under the stock component of the FY2012-FY2014 and FY2013-FY2015 MTIP cycles. Also includes options granted to foreign nationals pursuant to plans for certain non-US subsidiaries and in lieu of participation under the 2001 Stock Option Plan and the 2004 Long-Term Incentive Plan. Except for minor variations required by tax laws of various jurisdictions, the terms and conditions of such options are substantially the same as the options granted under the U.S. plans.
(2)	In addition to plans included in footnote (1), includes the Directors’ Share Ownership Plan and 2009 Employee Stock Purchase Plan.

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Report of Audit Committee

The responsibilities of the Audit Committee are defined in a Charter which has been approved by the Board of Directors. The Committee’s Charter is available at McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees - Descriptions & Charters.” Among other things, the Charter gives the Committee the responsibility for reviewing McCormick’s audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed McCormick’s audited financial statements with management, and it has discussed with McCormick’s independent registered public accounting firm the matters which are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Committee has received and reviewed the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with such firm its independence. The Audit Committee has reviewed the fees of the independent registered public accounting firm for non-audit services and believes that such fees are compatible with the independence of the independent registered public accounting firm.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that McCormick’s audited financial statements be included in McCormick’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013.

All members of the Audit Committee are “independent” pursuant to the requirements of McCormick’s Corporate Governance Guidelines, the NYSE’s Listing Standards, and applicable SEC rules.

Submitted by:	Audit Committee
Patricia Little, Chair
J. Michael Fitzpatrick
Jacques Tapiero

Fees of Independent Registered Public Accounting Firm

Audit Fees

The audit fees billed for professional services rendered by Ernst & Young LLP for the audit of McCormick’s annual financial statements, including certain required statutory audits, for the most recent fiscal year and the review of the financial statements included in McCormick’s Quarterly Reports on Form 10-Q for the most recent fiscal year were $4.1 million. For the 2012 fiscal year, such fees were $3.8 million.

Audit Related Fees

The aggregate fees billed for all audit related services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $200,000, and for the 2012 fiscal year were approximately $400,000. Audit related services principally include due diligence in connection with acquisitions, accounting consultations, and consultations in connection with dispositions.

Tax Fees

The aggregate fees billed for all tax services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $400,000, and for the 2012 fiscal year were approximately $1.7 million. Tax services principally include tax compliance, tax advice and tax planning.

All Other Fees

Other professional services include advisory services and tax round tables. The aggregate fees billed for other professional services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $60,000. For the 2012 fiscal year, such fees were $30,000.

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Ernst & Young LLP are submitted to the Manager of Internal Audit, who subsequently requests pre-approval (for service fees of $250,000 or less) from the Audit Committee Chair. Requests for services in excess of $250,000 require approval from the entire Audit Committee. A schedule of pre-approved services is reviewed by the entire Audit Committee at each Audit Committee meeting.

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PROPOSAL 2	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public. At the Company’s Annual Meeting of Stockholders on March 30, 2011, our stockholders were given the opportunity to endorse or not endorse, on a non-binding advisory basis, our compensation program for Named Executive Officers by voting for or against a resolution calling for the approval of such program for the 2010 fiscal year. Stockholders approved the compensation program with more than 95% of the votes cast by the holders of Common Stock.

Our approach to executive compensation in 2013 is substantially the same as the approach stockholders approved in 2011. In keeping with the preference expressed by our stockholders at the 2011 annual meeting of stockholders, our Board has committed to having a “say-on-pay” vote every three years. Stockholders will be asked to vote again on how frequently we should hold the “say-on-pay” vote no later than at the Company’s 2017 Annual Meeting of Stockholders.

The Company continues to design its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. See “Compensation of Executive Officers – Compensation Discussion and Analysis” above.

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our pay program for Named Executive Officers by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program.

“RESOLVED, that the stockholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the proxy statement.”

Required Vote of Stockholders

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to endorse the compensation of the Company’s Named Executive Officers.

The Board of Directors recommends that stockholders vote FOR the proposal.

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PROPOSAL 3	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified the Audit Committee’s appointment of the accounting firm of Ernst & Young LLP to serve as the independent registered public accounting firm of McCormick for fiscal year 2014, subject to ratification by the stockholders of McCormick. Ernst & Young LLP were first appointed to serve as the independent registered public accounting firm of McCormick in 1982 and are considered by the Audit Committee and the management of McCormick to be well qualified. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate governance practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of McCormick and its stockholders.

Required Vote of Stockholders

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm.

The Board of Directors recommends that stockholders vote FOR ratification.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires McCormick’s directors and executive officers, and persons who own more than 10% of a registered class of McCormick’s equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities of McCormick. To McCormick’s knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended November 30, 2013, no executive officer or any director of McCormick failed to file reports required by Section 16(a) on a timely basis.

Other Matters

Management knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

Voting Procedures

The affirmative vote of a majority of all votes cast by holders of Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each director nominee (Proposal One), the advisory vote on executive compensation (Proposal Two) and the ratification of the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm (Proposal Three). Abstentions and “broker non-votes” (see below), if any, are not counted in the number of votes cast and will have no effect on the results of the vote. Proxy cards that are executed and returned without any designated voting direction will be voted in the manner stated on the proxy card.

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Under current NYSE rules, the proposal to ratify the appointment of independent auditors (Proposal Three) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting of Stockholders. In contrast, the proposal to elect directors (Proposal One) and the proposal relating to “say-on-pay” (Proposal Two) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on Proposals One and Two. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

Householding of Annual Disclosure Documents

Pursuant to SEC rules, McCormick intends to send a single annual report and proxy statement to any household where two or more stockholders reside unless it has received contrary instructions from the stockholders. This rule benefits both stockholders and McCormick. It eliminates unnecessary mailings delivered to your home and helps to reduce McCormick’s expenses. Each stockholder will continue to receive a separate proxy card. If your household receives a single set of disclosure documents for this year, and you would prefer to receive a duplicate copy, please contact McCormick’s delivery agent, Broadridge Financial Solutions, Inc., by calling its toll-free number, 800-542-1061, by sending an electronic mail message to sendmaterial@proxyvote.com, or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY, 11717. McCormick will provide you with a duplicate copy promptly. If you share an address with another McCormick stockholder and you would prefer to receive a separate set of annual disclosure documents in the future, or both of you would prefer to receive only a single set of McCormick’s annual disclosure documents, please contact Broadridge Financial Solutions, Inc. at the above telephone number or address.

Stockholder Proposals For 2015 Annual Meeting

Pursuant to SEC rules, proposals of stockholders to be presented at the 2015 Annual Meeting must be received by the Secretary of McCormick at the Company’s principal executive offices not less than 120 calendar days before February 14, 2015 (i.e., on or before October 17, 2014) to be considered for inclusion in the 2015 proxy statement.

Stockholders wishing to submit proposals or director nominations at the 2015 Annual Meeting that are not to be included in such proxy statement material must deliver notice to the Secretary at the principal executive offices of McCormick no later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting (i.e., between December 26, 2014 and January 26, 2015). Stockholders are also advised to review McCormick’s By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement	39

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Our Corporate Social Responsibility

As a global flavor company, we are sensitive to the issues facing the world at large, our nation and the local communities where we live and work. Since our earliest days as a company, we have held a strong commitment to the communities we are a part of and the planet as a whole.

As part of our 125th year anniversary as a flavor innovator, McCormick is embarking on a yearlong journey that celebrates the power of flavor. At the heart of this celebration is our belief that the ways we experience and enjoy flavor unites people and cultures around the world. Each of us has a flavor story. Share yours, and McCormick will donate $1, up to $1.25 million, to the United Way to help feed those in need.

Join us for a taste of 2014! Please share your flavor story at www.flavoroftogether.com

Learn more about McCormick

About Us, CSR Review:	mccormickcorporation.com

Investor Relations, Annual Report and Proxy Materials:	ir.mccormick.com

Flavor of Together:	flavoroftogether.com

Flavor Forecast:	flavorforecast.com

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McCORMICK & COMPANY, INCORPORATED
18 LOVETON CIRCLE
SPARKS, MD 21152

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 p.m. (ET) on March 25, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by McCormick & Company, Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 1:00 p.m. (ET) on March 25, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to McCormick & Company, Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M65644-P43709                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

McCORMICK & COMPANY, INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	J. P. Bilbrey

	1b.	J. M. Fitzpatrick

	1c.	F. A. Hrabowski, III

	1d.	P. Little

	1e.	M. D. Mangan

	1f.	M. M. V. Preston

	1g.	G. M. Stetz, Jr.

	1h.	W. E. Stevens

	1i.	J. Tapiero

	1j.	A. D. Wilson

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.		For	Against	Abstain

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.		For	Against	Abstain

3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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McCORMICK & COMPANY, INCORPORATED
ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 26, 2014

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of
Stockholders to be held on March 26, 2014:

The 2014 Notice of Annual Meeting and Proxy Statement, 2013 Annual Report and Proxy Card are
available at www.proxyvote.com.

M65645-P43709

McCORMICK & COMPANY, INCORPORATED	proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan D. Wilson and W. Geoffrey Carpenter and each of them, the proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 26, 2014, and at any and all adjournments thereof, in accordance with the ballot on the reverse side and in accordance with their best judgment in connection with such other business as may properly come before the Annual Meeting. Shares of Common Stock held under The McCormick 401(k) Retirement Plan (“Plan”) will be voted in accordance with procedures established under the Plan to provide for the confidentiality of information relating to the exercise of voting and similar rights by participants. Absent specific instructions, such shares will be voted in the manner set forth below, in accordance with the terms of the Plan document.

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS SET FORTH HEREIN, AND IN THE BEST DISCRETION OF THE PROXIES ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEM 2, AND FOR ITEM 3.

Continued and to be signed on reverse side